Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Exhibit 10.1

LICENCE AGREEMENT

(1)	FREELINE THERAPEUTICS LIMITED

(2)	UCL BUSINESS PLC

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

i

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

28.	MISCELLANEOUS PROVISIONS	76

29.	COUNTERPARTS	78

30.	DISPUTE RESOLUTION, GOVERNING LAW AND JURISDICTION	79

SCHEDULE 1		81

THE PROGRAMS		81

SCHEDULE 2		95

PROGRAM IP, SEQUENCE DATA AND PROGRAM MATERIALS		95

SCHEDULE 3		268

UCL BACKGROUND		268

PART A : UCL BACKGROUND IP		268

PART B : UCL BACKGROUND MATERIALS		274

SCHEDULE 4		275

MANUFACTURING KNOW-HOW		275

SCHEDULE 5		287

DISCLOSURE PROCESS		287

SCHEDULE 6		288

PART A : EXISTING LICENCES		288

PART B : COMMERCIAL AGREEMENTS		290

SCHEDULE 7		291

PERMITTED STUDIES		291

SCHEDULE 8		292

PART A : NET SALES DEFINITION		292

PART B : EXPERT PROCEDURE		294

PART C : NET RECEIPTS DEFINITION		295

SCHEDULE 9		296

WARRANTIES AND COVENANTS		296

PART A : MUTUAL WARRANTIES & REPRESENTATIONS		296

PART B : UCLB WARRANTIES & COVENANTS		296

SCHEDULE 10		301

MILESTONE AND ROYALTY STATEMENTS		301

ii

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

THIS AGREEMENT is made as of 22 May 2015 (the “Effective Date”)

BY AND BETWEEN:

(1)

FREELINE THERAPEUTICS LIMITED, a company duly organised and validly existing under the laws of England (company number 9500073) with its registered office at 90 High Holborn, London, WC1V 6XX (“Liverco”); and

(2)

UCL BUSINESS PLC, a public company duly organised and validly existing under the laws of England (company number 02776963) with its registered office at The Network Building, 97 Tottenham Court Road, London, W1T 4TP (“UCLB”).

WHEREAS:

(A)

Liverco is a newly incorporated company that has been established for the purposes of exploiting certain of the Technology (as defined hereunder), with a primary (but not exclusive) focus on the field of gene therapy to target liver cells, or treat or diagnose conditions effecting the liver, or affected by conditions of the liver;

(B)

UCLB is a public company established by UCL to assist in the commercialisation of technology arising from UCL’s faculties and is responsible for technology development and commercialisation transactions for UCL;

(C)

Professor Amit Nathwani is a leading academic and expert in the development of liver directed AAV gene therapy and is an employee and academic at UCL and leads and supervises the AN Laboratory (as defined below);

(D)

Through his own research and the research undertaken at the AN Laboratory, certain inventions, discoveries and know-how have been developed concerning liver directed AAV gene therapy in a number of therapeutic indications;

(E)

Pursuant to his employment conditions, and the conditions of employment or studentship existing amongst those who work or collaborate in the AN Laboratory and UCL’s governance, all Intellectual Property generated by AN or by, at or within the AN Laboratory (irrespective of the individual or their status within the AN Laboratory) are initially owned by UCL, and UCLB has the automatic exclusive right to assign and/or license all such Intellectual Property by virtue of its arrangements with UCL;

(F)	AN has, and the individuals working within the AN Laboratory have, assigned all their respective rights to the Technology to be licensed and/or assigned hereunder to UCLB;

(G)

Liverco was granted a licence to the Original Programs with effect from the Effective Date and now with effect from the Amendment Date licences in respect of the Additional Programs are to be added to this Agreement; and,

(H)	Recognising that certain research Programs are currently ongoing within the AN Laboratory, Liverco now wishes to take a licence to certain of the Technology existing as

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

of the Effective Date, and obtain an option to acquire other parts of the Technology which is existing as of the Effective Date and which will arise after the Effective Date through the ongoing performance of certain Programs, in each case upon the terms of this Agreement, and UCLB wishes to grant such rights to Liverco and does so with the consent and support of UCL and AN.

NOW, THEREFORE, the Parties, in consideration of the mutual covenants and undertakings herein and for other good and valuable consideration, intending to be legally bound, HEREBY AGREE as follows;

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, each of the capitalised words and expressions set out below shall have the meanings set forth against that capitalised word or expression, unless expressly provided otherwise;

“AAV” means an adeno-associated virus;

“Academic Information” has the meaning set out in Clause 4 3;

“Academic Collaborator(s)” means any Academic Organisation which is actively collaborating with UCL on Academic Research permitted pursuant to Clause 4;

“Academic Organisation” means an organisation (excluding any organisation that is established in the People’s Republic of China, or that is directly or indirectly under the control or direction of any such organisation) engaged in the conduct of academic research or the non-commercial funding of academic research, comprising academic institutions, charities, non-for-profit organisations and government bodies including the national health service and equivalent organisations anywhere in the world;

“Academic Research” means academic research which is undertaken by UCL alone or in collaboration with another Academic Organisation, excluding any Commercial Research;

“Academic Reports” has the meaning set out in Clause 4.3.2;

“Academic Rights” has the meaning set out in Clause 4.1;

“Additional Patent Right” means the [**] Patents and “Additional Patent Rights” means both of the foregoing;

“Additional Program” means the [**] Program, and “Additional Programs” means both of the foregoing;

“Additional Program IP” means the [**] Program IP, or as the context requires both of the foregoing;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Additional Program Licence” means the [**], and “Additional Program Licences” means both of the foregoing;

“Additional Royalty Product” means a [**], and “Additional Products’’ means both of the foregoing;

“Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with a Party, for so long as such control exists. For the purposes of this definition of Affiliate, “control” and “controlled” means either (a) with respect to any person or entity, ownership directly or indirectly of more than fifty (50%) per cent of the shares of stock entitled to vote for the election of directors, in the case of a company or corporation, or more than fifty (50%) per cent of equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a person controls or has the right to control the board of directors or equivalent governing body of the relevant entity, or the ability generally to cause the direction of the management or policies of an entity. In the case of certain entities organised under the laws of certain countries, where the maximum percentage ownership permitted by law for a foreign investor is less than fifty (50%) per cent, in such case such lower percentage shall be substituted in the preceding sentence provided that such foreign investor has the power to direct the management and policies of such entity. For the purposes of this Agreement UCL shall be deemed an Affiliate of UCLB and vice versa; and (ii) Liverco’s Affiliates shall be limited to its subsidiaries (as defined in section 1159 of the Companies Act 2006) from time to time;

“Agreement” means this agreement together with its schedules, each as may be amended from time to time in accordance with the terms of this Agreement;

Amendment Date” means 23 January 2017;

“AN” or “Professor Amit Nathwani” means Prof. Amit Nathwani [**];

“AN Laboratory” means from time to time prior to, on and/or following the Effective Date, those members of the research group(s) at UCL led by AN, who at the relevant time were or are under the supervision or direction of AN (i) prior to the Effective Date (excluding Professor [**] (ii) on or after the Effective Date and were undertaking any activities funded in whole or part by any grant under which AN is named as an applicant and whilst AN is employed by, consults for or otherwise holds any position at or undertakes or supervises any research at UCL or UCLB (but excluding any individuals from the date Liverco has confirmed, in writing to UCLB, that they are deemed outside of the AN Laboratory in accordance with the provisions of Clause 6.7, until such time as Liverco revokes such confirmation in accordance with the provisions of Clause 6.8 whereupon such individuals will not be excluded with effect from the date of that notice). [**] definition does not include the individuals in the definition of the Haemostasis Group unless the work of such individuals is in relation to isolating, characterising and/or developing a therapy or therapeutic product;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Assignment” has the meaning set out in Clause 8.2;

“Background Licence” has the meaning set out in Clause 2.1;

“Background Materials” means (i) those materials listed in Part B Schedule 3; and (ii) any materials Controlled by UCLB (free from any restriction or encumbrance) which are not Program Materials or the [**] (as such term is defined in the [**]) and which have been used by AN and/or the AN Laboratory in connection with any of the (a) Programs (other than the Second Serotype Program) prior to and/or as of the Effective Date; and/or (b) the Second Serotype Program before, on or after the Effective Date; and/or (c) the Additional Programs before and/or as of, the Amendment Date;

“Best Endeavours” means the use by UCLB of best endeavours provided that the foregoing shall not oblige UCLB to pay monies or incur external costs or expenses, but shall require internal management effort and activity to be deployed by UCLB management and AN using UCLB’s best efforts and where requested by Liverco, UCLB’s management and/or AN shall travel and attend meetings to procure the objective, with any reasonable third party travel and subsistence costs being met by Liverco;

[**];

“[**] Licence” has the meaning set out in Clause 2.4.9;

“[**] Patent Rights” means the patent application to be filed by UCLB claiming the inventions derived from the [**] Program including any described in Part F of Schedule 2 under the title [**] Program Know How and/or [**] Materials, and all Patent Rights derived therefrom;

“[**] Product” means any AAV-directed gene therapy product that is not an Original Product and (i) [**] that [**] set out [**], and/or (ii) which would infringe any of the [**] but for the licence granted to Liverco hereunder;

“[**] Program” means the program of research defined in Schedule 1 under the title [**] Program as conducted prior to the Amendment Date;

“[**] Program IP” means (i) the [**] Patent Rights and (ii) excluding Manufacturing Know-How, all Know-How described in Part F of Schedule 2 under the title [**] Program Know How; and (iii) the materials listed in Part F of Schedule 2 under the title [**] Materials (together with all IP in the same);

“Buy-Out Option” has the meaning set out in Clause 14.1;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“CDA” means the confidentiality agreement executed between UCLB and [**] dated [**];

“Collaborative Research Project” has the meaning set out in Clause 4.5;

“Combination Product” has the meaning set out in paragraph 4 of Part A Schedule 8;

“Commercial Licence” has the meaning set out in Clause 3.3;

“Commercial Research” means any research (i) that is, in whole or part, funded by a person or entity that is not a Funder; or (ii) that is undertaken at the request of or for the benefit of any entity that is not an Academic Organisation involved in such research; or (iii) that is undertaken (as opposed to funded) in collaboration with any entity which is not an Academic Organisation; or (iv) under which a Third Party, which is not an Academic Organisation participating in such research, will acquire any rights in (including by way of assignment or licence) or control over the results of such research;

“Competitive Product” means any product or therapy that is competitive to or equivalent (whether structurally, functionally or through mechanism of action) to any Royalty Product, including any product or therapy that may be considered a generic, biosimilar and/or a “me-too” product or therapy or otherwise infringes any of the Licensed Patents or makes use of any of the Technology or infringes any of the Patent Rights that are the subject of the HLP Promoter Licence;

“Competing Entrant” has the meaning set out in Clause 12.11;

“Confidential Information” has the meaning set out in Clause 17.1;

“Control” or “Controlled” means in respect of a Party, that Intellectual Property (or those materials) which such Party (which in the case of UCLB means UCLB or UCL) (i) owns and is able, without breaching any obligation owed by it or (by rule of law) having to obtain the consent of any co-owner, to license (or in the case of materials supply) the same to a third party (including a Party to this Agreement) for the applicable Product or use; or (ii) is licensed to use (other than by the other Party to this Agreement) and is entitled under the terms of the licence to which they are a party to sub-license (or in the case of materials supply) the same to a third party (including a Party to this Agreement) for the applicable Product or use without having to obtain consent from such third party;

“Core Countries” means [**] and “Core Country” means any one of them;

“Cover”, “Covering” or “Covered” means in the case of a product, that such product (i) would, were it not for the applicable licence granted and subsisting hereunder, infringe the applicable Patent Rights so licensed hereunder; (ii) has been manufactured for commercial supply using the applicable Intellectual Property licensed to Liverco hereunder, which use, were it not for the applicable licence granted and subsisting

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

hereunder, would otherwise constitute an infringement or actionable misuse of such Intellectual Property; or (iii) has been manufactured for commercial supply using any of the applicable Program Materials provided to Liverco hereunder;

“Defaulting Party” has the meaning set out in Clause 21.4;

“Disclosing Party” has the meaning set out in Clause 17.1;

“Disclosure Notification” has the meaning in Clause 5.2;

“Enforcement Action” has the meaning set out in Clause 16.2;

“Excluded Field” means any liver targeted gene therapy using an AAV vector (i) for [**] or, (ii) [**] or, (iii) [**];

“Exclusive Field” means the FIX Field, the [**], the Fabry Field and the [**] Field;

“Existing Licences” has the meaning set out in Clause 4.7;

“Exploit” and “Exploiting” means to make, have made, import, export, use, sell or offer for sale, including to research, experiment, develop, commercialise, file for, obtain and maintain Regulatory Approvals, manufacture, to have manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of, and “Exploitation” shall mean the act of Exploiting;

“European Union” means those countries comprising the member states within any of the European Union, the European Economic Area and/or the European Free Trade Association, in each case as existing as of the Effective Date, together with any accession countries to any of the foregoing from time to time;

“Fabry Field” means the treatment, prevention, cure, management, diagnosis and/or control of conditions concerning or related to alpha galactosidase A enzyme, including the condition referred to as ‘Fabry Disease’, and associated symptoms;

“Fabry Licence” has the meaning set out in Clause 2.4.1;

“Fabry Patent Rights” means (i) those patent applications listed in Part A of Schedule 2 under the title ‘Fabry Patents’ and all Patent Rights derived therefrom; and, (ii) any Future Patents filed in respect of any of the Program Know-How identified in (ii) of the definition of Fabry Program IP;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Fabry Product” means, excluding Additional Royalty Products, any AAV-directed gene therapy product which is indicated (by way of its product label or package insert) for use in the Fabry Field and is Covered by any of the Fabry Program IP, Manufacturing Know-How, Serotype IP and/or Promoter Program IP licensed to Liverco hereunder;

“Fabry Program” means the program of research defined in Schedule 1 under the title Fabry Program as conducted prior to the Effective Date;

“Fabry Program IP” means the (i) Fabry Patent Rights and (ii) Program Know-How applicable to Exploitation within the Fabry Field;

“Field” means all uses and applications without restriction;

“Final Written Report” means the final written report approved by AN and written following completion of the Second Serotype Program in accordance with the applicable project plan outlined in Schedule 1, and which shall provide a complete report of the results, findings and activities arising from the Second Serotype Program;

“First Commercial Sale” means the first arm’s length commercial sale of the applicable Royalty Product in a country by Liverco or by a Sub-Licensee pursuant to a sub-license granted hereunder, in each case following the grant of a Marketing Approval for the applicable Royalty Product in such country;

“First Serotype Licence” has the meaning set out in Clause 2.4.6

“First Serotype Patent Rights” means (i) those patent applications listed in Part A of Schedule 2 under the title ‘First Serotype Patents’ and all Patent Rights derived therefrom; and (ii) any Future Patents filed in respect of any of the Program Know-How identified in (ii) of the definition of First Serotype Program IP;

“First Serotype Program” means the program of research defined in Schedule 1 under the title First Serotype Program as conducted prior to the Effective Date;

“First Serotype Program IP” means (i) the First Serotype Patent Rights; and (ii) Program Know-How existing at the Effective Date applicable to the serotypes isolated, and/or designed and/or made under the First Serotype Program or Covered by any of the First Serotype Patent Rights, and their Exploitation;

[**] means, excluding Additional Royalty Products, any gene therapy product containing or incorporating the [**] any sequence variant or derivative of that gene, for the amelioration, prevention or treatment [**];

“FIX Field” means the treatment, prevention, cure, management, diagnosis and/or control of conditions concerning or related to Factor IX, including the condition referred to as ‘Haemophilia B’, and associated symptoms;

“FIX Licence” has the meaning set out in Clause 2.4.2;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“FIX Patent Rights” means (i) those patent applications listed in Part A of Schedule 2 under the title ‘FIX Patents’ and all Patent Rights derived therefrom; and (ii) any Future Patents filed in respect of any of the Program Know-How identified in (ii) of the definition of FIX Program IP, and (iii) the [**] Patent Rights;

“FIX Product” means, excluding Additional Royalty Products, any AAV-directed gene therapy product which is indicated (by way of its product label or package insert) for use in the FIX Field and is Covered by any of the FIX Program IP, [**] Program IP, Manufacturing Know-How, Serotype IP and/or Promoter Program IP licensed to Liverco hereunder;

“FIX Program” means the program of research defined in Schedule 1 under the title FIX Program as conducted prior to the Effective Date;

“FIX Program IP” means the (i) FIX Patent Rights and (ii) Program Know-How applicable to Exploitation within the FIX Field;

“[**] Field” means the treatment, prevention, cure, management, diagnosis and/or control of conditions concerning or related to [**], including the condition the condition referred to as ‘[**]’, and associated symptoms;

“[**] Licence” has the meaning set out in Clause 2.4.3;

“[**] Patent Rights” means (i) those patent applications listed in Part A of Schedule 2 under the title ‘[**]’ and all Patent Rights derived therefrom; and (ii) any Future Patents filed in respect of any of the Program Know-How identified in (ii) of the definition of [**];

“[**] Product” means, excluding Additional Royalty Products, any AAV-directed gene therapy product which is indicated for use (by way of its product label or package insert) in the [**] and is Covered by any of the [**], Manufacturing Know-How, Serotype IP and/or Promoter Program IP licensed to Liverco hereunder;

“[**] Program” means the program of research defined in Schedule 1 under the title [**] as conducted prior to the Effective Date;

“[**] Program IP” means the (i) [**] Patent Rights and (ii) Program Know-How applicable to Exploitation within the [**] Field;

“FX Vector” means (i) a vector that [**], or (ii) a vector that [**] that [**];

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“FX Vector IP” means any Intellectual Property Rights existing or arising in [**] including any Patent Rights filed in respect of the same by or on behalf of UCLB from time to time;

“FX Vector Product” means any AAV-directed gene therapy that is not a Royalty Product and which incorporates within it the FX Vector other than where the vector includes [**];

“Funder” means an academic, charitable or other not-for-profit organisation (excluding any that is established in the [**] or that is directly or indirectly under the control or direction of any such organisation) including academic institutions, charities, and government bodies;

“Future Patents” means, excluding the Additional Program Patents, any Patent Rights filed by or on behalf of UCLB from time to time that claim any of the applicable Program Know-How;

“[**] Field” means the treatment, prevention, cure, management, diagnosis and/or control of conditions concerning or related to [**], including the condition referred to as ‘[**]’, and associated symptoms;

“[**] Licence” has the meaning set out in Clause 2.4.4;

“[**] Patent Rights” means any Patent Rights filed by or on behalf of UCLB from time to time in respect of (i) the constructs identified under the [**] Program including those identified in Part D of Schedule 2; and (ii) any Future Patents filed in respect of any of the Program Know-How identified in (ii) of [**] Program IP;

“[**] Product” means, excluding Additional Royalty Products, any AAV-directed gene therapy product which is indicated (by way of its product label or package insert) for use in the [**] Field and is Covered by any of the [**] Program IP, Manufacturing Know-How, Serotype IP and/or Promoter Program IP licensed to Liverco hereunder;

“[**] Program” means the program of research defined in Schedule 1 under the title “[**] Program”;

“[**] Program IP” means (i) [**] Patent Rights; and (ii) Program Know-How applicable to Exploitation within the [**] Field;

“[**] Licence” has the meaning set out in Clause 2.4.8;

“[**] Patent Rights” means any Patent Rights filed by or on behalf of UCLB from time to time in respect of (i) any work undertaken by AN and/or the AN Laboratory prior to, on or after the Effective Date under or pursuant to the [**] Program as set out in Schedule 1, but excluding the [**]; and (ii) any Program Know-How identified in (ii) of [**] IP;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“[**] Program” means the program of research carried out prior to the Effective Date relating to the gain of function over the [**] and defined in Schedule 1 under the title [**];

“[**] Program IP” means (i) the [**] Patent Rights; and, (ii) the Program Know-How applicable to Exploitation within the [**];

“Haemostasis Group” means those individuals that are [**];

“HLP1 Promoter Sequence” means the gene transcription promoter having the sequence set out in Part C of Schedule 2 under the title “HLP1 Promoter Sequence”;

“HLP2” means the gene transcription promoter having the sequence set out in Part C of Schedule 2 under the title “HLP2 Promoter Sequence”;

“HLP Promoter Licence” the licence executed between the Parties [**] in relation to, inter alia, the Patent Rights owned by UCLB [**] with respect to the HLP1 Promoter Sequence dated [**] as may be amended from time to time;

“HLP Royalty” the royalty paid or payable by Liverco pursuant to the HLP Promoter Licence;

“Improvement” means any improvement, enhancement, development or advancement (together with all Intellectual Property in the same) created, generated or developed by AN (in the course of his activities or role at or for UCL or UCLB) and/or the AN Laboratory, over any of (i) the Products; (ii) the Program IP; and/or (iii) Program Materials which, in each case if used, deployed or incorporated in the Exploitation of any product, therapy, process or service would (a) result in such product, therapy, process or service falling within the scope of, or otherwise infringing any one or more claims of any of the Licensed Patents, or using any of the Program Know-How, Program Materials, Serotype IP and/or Promoter Program IP; or (b) still constitute a Product;

“Improvement Negotiation Period” means in respect of each Improvement or New Invention (as applicable), the period commencing with the date the applicable Disclosure Notificatic complying with Clause 5.2.2) is deemed to have been received by Liverco and expiring [**] after the date such Disclosure Notification is deemed to have been so received;

“Improvement Period” has the meaning set out in Clause 5.1;

“Indemnity Claim” has the meaning set out in Clause 20.1;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Indemnified Party” has the meaning set out in Clause 20.1;

“Insolvency Event” means the occurrence of any of the following events or circumstances (or any analogous event or circumstance in a jurisdiction other than England and Wales) in relation to the relevant entity: (i) being deemed unable to pay its debts as defined in section 123 Insolvency Act 1986, (ii) entering into a voluntary arrangement or any other composition, scheme or arrangement with (or assignment for the benefit of) its creditors; (iii) the appointment of a receiver, administrator or insolvency manager over the whole or the majority of its business or assets, and which appointment is not appealed or set aside within [**]; (iv) an order is made or a resolution is passed for its winding up (except for the purposes of a bona fide solvent reorganisation); (v) an order for bankruptcy or dissolution or the making of an administration order is made which is not appealed or set aside within [**] of it being made; or (vi) ceasing to carry on business for any continuous period in excess of [**] claiming the benefit of any statutory moratorium;

“Intellectual Property” or “IPR” or “IP” means all Patent Rights, claims in or rights to Patent Rights, rights in designs (including design patents, registered designs and unregistered designs), copyright, rights in software, database rights, rights in data, inventions, rights in Know-How, trade secrets and confidential information, and any and all other similar or equivalent rights to any of the foregoing situated in any country in the world, in each case for their full term and any extensions, together with applications for any of the foregoing, the right to apply for any of the foregoing in any part of the world and the right to claim priority in respect of any of the foregoing;

“Know-How” means all technical and other information, knowledge, ideas, concepts, discoveries, data, designs, know-how, trade secrets, inventions (which at the relevant time are not the subject of a Patent Right), formulae, methods, software sequences, models, procedures, designs for experiments, trials and tests and results of the same, testing methods, processes, specifications and techniques, clinical data and manufacturing data;

“Know-How Period” has the meaning set out in Clause 12.7;

“Laboratory Notebooks” means all laboratory notebooks in UCL’s possession, custody or control which emanate from laboratories at UCL, in so far as they concern or contain information relating to any of the Programs, Program IP, Materials or UCL Background IP;

“Licence” means one of the Original Licences, Additional Program Licences or [**] Vector Licence and “Licences” shall be constructed to mean any combination of two or more from the foregoing, as the context requires;

“Licensed Patents” means the Original Licensed Patents and the Additional Patent Rights;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Liverco Improvement” means (i) all clinical data or pre-clinical toxicology data generated by or on behalf of Liverco from the Effective Date until termination of the applicable Program Licence(s) concerning the applicable Product which is the subject of the applicable terminated Program Licence(s); (ii) any regulatory filings or submissions made by Liverco until termination of the applicable Program Licence(s) in respect of the applicable Product which is the subject of the applicable terminated Program Licence(s) and, (iii) any Patent Rights filed prior to termination of the applicable Program Licence(s) by Liverco which would be infringed by the Exploitation of the applicable Product (which is the subject of the applicable terminated Program Licence(s)) to the extent that Exploitation of the same Product would also infringe any of the Patent Rights licensed to Liverco under the terminated Program Licence; in each case of (i) (ii) and (iii) above to the extent Controlled by Liverco or its Affiliates (and free from any restriction or encumbrance);

“Manufacturing Licence” has the meaning set out in Clause 2.2;

“Manufacturing Know-How” means all AAV manufacturing technologies listed in Schedule 4;

“Marketing Approval Application” or “MAA” means an application for a Marketing Approval;

“Marketing Approval” or “MA” means those Regulatory Approval(s) required by applicable laws and regulations in a particular country or territory in order to sell or commercially supply a medicinal product and/or device in that country or territory;

“Match Period” has the meaning set out in Clause 5.7;

“Materials” means Program Materials and Background Materials;

“Milestone” means a Success Milestone;

“Milestone Payment” means a Success Milestone Payment;

“Net Receipts” has the maning in Part C of Schedule 8;

“Net Sales” has the meaning in Part A of Schedule 8;

“New Invention” means any discovery, invention (whether patentable or not), Know-How or improvement concerning [**] which (i) is of application outside the Excluded Field, and (ii) is not an Improvement and (iii) has been discovered, generated, identified or invented by AN (except in connection with his direction or supervision of the Haemostasis Group unless such work or research is in relation to isolating, characterising and/or developing a therapeutic product) and/or by any member(s) of the AN Laboratory within [**] of the Effective Date, and (iv) is Controlled by UCL or UCLB either at the time of

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

creation, development or generation or upon UCL or UCLB acquiring or being granted a licence to the same from the inventors or individuals responsible for the creation, development or generation of the same;

“Non-Defaulting Party” has the meaning set out in Clause 21.4;

“Non-Exclusive Field” means all uses and applications without restriction;

“Notice Period” has the meaning set out in Clause 21.4.1;

“Original Licence” means one of the Fabry Licence, FIX Licence, [**], First Serotype Licence, Promoter Licence, Manufacturing Licence, Background Licence, Program Materials Licence, the [**] and the Second Serotype Licence (if Liverco exercises its rights under Clause 2.7) and “Original Licences” shall be constructed to mean any combination of two or more of the foregoing, as the context requires;

“Original Licensed Patents” means the Fabry Patent Rights, FIX Patent Rights, the [**] Patent Rights, [**] Patent Rights, the First Serotype Patent Rights, the Promoter Patent Rights, the [**] Patent Rights, and the Second Serotype Patent Rights (if Liverco exercises its rights under Clause 2.7);

“Original Product” shall mean any one of a FIX Product, [**] Product, Fabry Product, [**] Product, Serotype Product or Promoter Product, and “Original Products” shall be constructed to mean any combination of two or more of the foregoing, as the context requires;

“Original Program” means one of the Fabry Program, FIX Program, [**] Program, [**] Program, First Serotype Program, Promoter Program, [**] Program, and the Second Serotype Program (if Liverco exercises its rights under Clause 2.7), and “Original Programs” means any combination of two or more of the foregoing, as the context requires;

“Original Program IP” means (i) the Fabry Program IP; (ii) the FIX Program IP, (iii) the [**], (iv) the [**], (v) the First Serotype Program IP; (vi) the Promoter Program IP; (vii) [**]; and, (viii) where the Second Serotype Option has been exercised, the Second Serotype Program IP;

“Original Program Licence” means one of the Fabry Licence, FIX Licence, [**] First Serotype Licence, Promoter Licence, [**], or Second Serotype Licence (if Liverco exercises its rights under Clause 2.7); and “Original Program Licences” means any combination of two or more of the foregoing, as the context requires;

“Original Program Materials” means the Program Materials falling within sections (i) to (iii) inclusive of the definition of Program Materials;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Original Royalty Product” shall mean a Primary Royalty Product or a Secondary Royalty Product, and “Original Royalty Products” shall be constructed to mean any combination of the foregoing;

“Other Technology” has the meaning set out in Clause 6.3;

“Party” or “Parties” means Liverco or UCLB, or both Liverco and UCLB, as the context requires, including their respective successors in title, permitted assignees and transferees from time to time (if any);

“Patent Prosecution Costs” means those professional service fees and costs reasonably charged by a Third Party for the provision of patent filing, prosecution (including defending oppositions and interferences), maintenance and renewal services with respect to the applicable Licensed Patent, including all official fees, charges and surcharges properly incurred in the provision of such services, which services are incurred after the applicable Licence in relation to such Licensed Patent comes into force hereunder;

“Patent Rights” means all patent rights, claims in any patent right, applications for patents and the right to apply for patent rights in any part of the world including all divisionals, reissues, extensions, substitutions, confirmations, registrations, revalidations, additions, continuations in-part and any supplementary protection certificates or patent term extensions and where referred to in the context of a schedule hereto shall include all patent rights from time to time derived from, claiming priority from, issued or granted from those patent rights listed in such schedule;

“Primary Product” means (i) any Product that is not an Additional Royalty Product; or (ii) excluding a FIX Product or any Additional Royalty Product, any other AAV-directed gene therapy product developed by Liverco, its Affiliates and/or Sub-Licensees hereunder which is indicated for use (by way of its product label or package insert) in the treatment of Haemophilia B; or (iii) excluding [**] or any Additional Royalty Product, any other AAV-directed gene therapy product developed by Liverco, its Affiliates and/or Sub-Licensees hereunder which is indicated for use (by way of its product label or package insert) in the treatment of [**];

“Primary Royalty Product” means any Primary Product(s) (it being acknowledged that an AAV product (excluding an Additional Royalty Product) can potentially fall within more than one of the Primary Product definitions) which, in the country where sold by Liverco or its Sub-Licensee, such Primary Product:

(i)	would, were it not for the licence granted hereunder, infringe any one or more Valid Claims of any of the Original Licensed Patents in such country; or,

(ii)

is sold pursuant to a subsisting Marketing Approval granted in that country that at the time of sale has a label indication for the treatment of one or more of the diseases or conditions within the Exclusive Field and acts via a mechanism where in the case of a (a) FIX Product or other AAV-directed gene therapy product indicated for use (by way of its product label or package insert) in the treatment of Haemophilia B, it encodes [**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(also known as [**]), or the FIX enzyme with the following mutations [**] (b) a [**] Product or other AAV-directed gene therapy product which is indicated for use (by way of its product label or package insert) in the treatment of [**], it encodes the naturally occurring [**] (c) a Fabry Product, it encodes the naturally occurring alpha galactosidase A enzyme; or (d) [**] it encodes the naturally occurring [**] enzyme; or,

(iii)

incorporates within it or was manufactured using, the Serotype IP and/or Promoter Program IP licensed hereunder, provided that where First Serotype Program IP and/or Promoter Program IP is incorporated or used in a Primary Product, such First Serotype Program IP and/or Promoter Program IP was, as of the Effective Date, (a) included in the filing existing as of the Effective Date under the First Serotype Patent Right or Promoter Patent Rights respectively, and (b) at the time of the filing of the First Serotype Patent Right or Promoter Patent Rights, as applicable, the relevant First Serotype Program IP and/or Promoter Program IP so used was confidential and non-public; or,

(iv)

is sold pursuant to a subsisting Marketing Approval granted in that country that at the time of sale has a label indication for the treatment of one or more of the diseases or conditions within the Exclusive Field and incorporated within the Primary Product or used in its manufacture, is any of the Manufacturing Know-How or Original Program Materials which were created by AN and/or the AN Laboratory, which are licensed to Liverco hereunder and which were disclosed or transferred to Liverco by UCLB; or,

(v)

is structurally the same AAV product as that which was first administered to a human under a human clinical trial, where (a) where AN is the Principal Investigator or Liverco or a Sub-Licensee is the Sponsor of such trial or is providing the Primary Product for such trial; and, (b) [**] for that AAV product was run at the Royal Free Hospital; and, (c) such trial was directed at one or more of the diseases or conditions which form part of the Exclusive Field;

“Product” shall mean any one of a FIX Product, [**], Fabry Product, [**] Product, Serotype Product, Promoter Product, [**] and “Products” shall be constructed to mean any combination of two or more of the foregoing, as the context requires;

“Program” means one of the Original Programs or one of the Additional Programs, and “Programs” means any combination of any two or more of the foregoing, as the context requires;

“Program IP” means the Original Program IP and the Additional Program IP;

“Program Know-How” means excluding Manufacturing Know-How (i) the Know-How described in Schedule 2, Part B; (ii) to the extent not covered by (i) all Know-How, inventions and materials (together with all IP in the same) generated or developed by AN and/or the AN Laboratory under or pursuant to one or more of the Original Programs prior to the Effective Date; and (iii) with respect to the Second Serotype Program for which the Second Serotype Option is exercised, all Know-How, inventions and materials (together with all IP in the same) generated or developed by AN and/or the AN Laboratory under or pursuant to the Second Serotype Option Program at any time up to the exercise of the Second Serotype Option by Liverco;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Program Licence” means one of the Original Program Licences or Additional Program Licences; and “Program Licences” means any combination of two or more of the foregoing, as the context requires;

“Program Materials” means (i) those materials identified in Part E of Schedule 2; (ii) those materials generated or developed by AN or AN Laboratory as of the Effective Date through use of, or forming part of, the Program IP, or otherwise developed or generated by AN or AN Laboratory under or pursuant to any Program; and (iii) with respect to the Second Serotype Option Program, those materials generated or developed by AN or AN Laboratory prior to, on or after the Effective Date but up until the date of exercise of the Second Serotype Option, or forming part of, the Second Serotype Program IP, or otherwise developed or generated by AN or AN Laboratory under or pursuant to the Second Serotype Program IP; and (iv) with respect to the Additional Programs, those materials identified in part F of Schedule 2 under the title Additional Program Materials;

“Promoter Licence” has the meaning set out in Clause 2.4.5;

“Promoter Patent Rights” means (i) those patent applications listed in Part A of Schedule 2 under the title ‘Promoter Patents’ and all Patent Rights derived therefrom; and (ii) any Future Patents filed in respect of HLP2, and/or any of the Program Know-How identified in (ii) of the definition of Promoter Program IP;

“Promoter Product” means, excluding any Additional Royalty Product, any AAV gene therapy product which is covered by, incorporates in it or uses in its manufacture any of the Promoter Program IP licensed to Liverco hereunder;

“Promoter Program” means the program of research as conducted prior to the Effective Date and resulting in patent applications listed in Part A of Schedule 2 under the title ‘Promoter Patents’;

“Promoter Program IP” means means the Promoter Patent Rights, and (ii) Program Know-How existing at the Effective Date applicable to HLP2 and Exploitation thereof;

“[**] Method” means any method or material that has been provided to the AN Laboratory by [**];

“Purple Book Reference” has the meaning set out in Clause 15.9;

“Quarterly” or “Quarter” a period of three calendar months each ending on 31 March, 30 June, 30 September or 31 December;

“Recipient Party” has the meaning set out in Clause 17.1;

“Referral Notice” has the meaning set out in paragraph 1 of Part B Schedule 8;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Regulatory Approval” any and all approvals (including any applicable supplements, amendments, pre and post approvals, and approvals of applications for regulatory exclusivity), licenses, registrations, or authorisations of any federal, national, multinational, state, provincial or local regulatory agency, department, bureau, commission, council or other governmental entity necessary for the manufacture, distribution, use, testing, development, storage, import, export, transport, promotion, marketing and sale of a medicinal product in a country or countries;

“Regulatory Authority” any governmental or regulatory authority responsible for assessing and/or granting Regulatory Approvals (including any ethics committees) and “Regulatory Authorities” shall mean more than one such authority;

“Regulatory Exclusivity” means on a country by country basis that a Third Party under applicable laws concerning the application for and grant of Marketing Approvals having jurisdiction over that country at the relevant time (i) is precluded from submitting a Marketing Approval Application for any Competitive Product; or (ii) in respect of any Competitive Product, is prohibited from relying upon Liverco’s, or its Affiliates’ or Sub-Licensee’s product dossier or Regulatory Submission (from which such party obtained a Marketing Approval) concerning any Royalty Product, under any applicable abridged or streamlined procedure to obtain a Marketing Approval for such Competitive Product;

“Regulatory Submission” in respect of a Royalty Product, the package or packages of data, pre-clinical and clinical trial data and materials, information, results, materials and samples (including any Test and Regulatory Data and/or the drug master file or part thereof) submitted to a Regulatory Authority in support of a Marketing Approval Application or any other Regulatory Approval;

“Responsible Patents” has the meaning set out in Clause 15.4.2;

“Royalty” or “Royalties” has the meaning set out in Clause 12.1;

“Royalty Expiry” has the meaning set out in Clause 12.6;

“Royalty Product” shall mean any Original Royalty Products or any Additional Royalty Products, and “Royalty Products” shall be constructed to mean any combination of the foregoing;

“Royalty Term” has the meaning set out in Clause 12.13;

“Secondary Royalty Product” means any product (including an AAV product) but not a Primary Product or Additional Royalty Product, where such product when sold in a country by Liverco or its Sub-Licensee, (i) would, were it not for the Licences granted hereunder in respect of the Original Licensed Patents, infringe any one or more Valid Claims of any of the Original Licensed Patents in such country; or (ii) utilises in its manufacture (a) the [**] as identified in Schedule 4 or a suspension cell line, as disclosed and licensed to Liverco

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

hereunder as comprised in the Manufacturing Know-How, provided that such method, in its entirety, is confidential to AN, the AN Laboratory and/or UCLB as of the Effective Date, or (b) any Program Materials supplied by UCLB to Liverco hereunder;

“Second Serotype Exercise Period” has the meaning set out in Clause 2.7;

“Second Serotype Licence” has the meaning set out in Clause 2.8;

“Second Serotype Licence Notice” has the meaning set out in Clause 2.7;

“Second Serotype Option” means Lrverco’s rights under Clause 2.7 and 2.8;

“Second Serotype Patent Rights” any Patent Rights filed by or on behalf of UCLB from time to time in respect of (i) any work undertaken by AN and/or the AN Laboratory prior to, on or after the Effective Date under or pursuant to the Second Serotype Program as set out in Schedule 1; and (ii) any Program Know-How identified in (ii) of Second Serotype Program IP

“Second Serotype Product” means, excluding any Additional Royalty Product, any AAV directed gene therapy product which is covered by, uses in its manufacture or incorporates in it any of the Second Serotype Program IP licensed to Liverco hereunder;

“Second Serotype Program” means the program of research relating to novel AAV serotypes generated, developed or used by AN and/or the AN Laboratory for liver directed AAV therapy, defined in Schedule 1 under the title Second Serotype Program conducted prior to the Effective Date together with the program of research conducted after the Effective Date as described in Schedule 1 under the title Part B: Second Serotype Project Plan;

“Second Serotype Program IP” means (i) Second Serotype Patent Rights; and (ii) Program Know-How existing at the date of exercise of the Second Serotype Option applicable to the serotypes isolated from, and/or designed and/or made as part of the Second Serotype Program or Covered by any of the Second Serotype Patent Rights, and their Exploitation thereto;

“Serotype IP” means the First Serotype Program IP and, where the Second Serotype Option is exercised, the Second Serotype Program IP;

“Serotype Product” means, excluding any Additional Royalty Product, any AAV directed gene therapy product which is covered by, uses in its manufacture or incorporates in it any of the Serotype IP licensed to Liverco hereunder;

“SPC” has the meaning set out in Clause 15.8;

“SSA” means the Subscription and Shareholders’ Agreement between Liverco, UCLB, Prof. Amit Nathwani, and [**] dated as of the Effective Date;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

[**]

“Sub-Licensee” means any person (including an Affiliate of Liverco) to whom Liverco sub-licenses all or part of the Intellectual Property licensed to it under this Agreement; “Success Milestone” has the meaning set out in Clause 11.1;

“Success Milestone Payment” has the meaning set out in Clause 11.1;

“Surrender” or “Surrendered” in respect of any Patent Rights, any of (i) ceasing to maintain (by payment of renewal fees or otherwise) the applicable Patent Rights; (ii) withdrawing, surrendering, dedicating to the public or allowing the applicable Patent Rights to lapse; (iii) in the case of a pending application de-designating, or not validating or ratifying in, a country covered by the application or not entering into the national or regional phase in a country designated in the international or convention application or (iv) consenting to or ceasing to defend an application, action or litigation for revocation;

“[**] Licence” has the meaning set out in Clause 2.4.10;

“[**] Patent Rights” means patent application to be filed based on the draft specification emailed from [**] together with the invention disclosed therein and all Patent Rights derived therefrom;

“[**] Product” means any AAV-directed gene therapy product that is not an Original Product and which is indicated (by way of its product label or package insert) for use in the ameilioration, treatment and/or diagnosis of [**] and which would be infringed by any of the [**] Patent Rights but for the licence granted to Liverco hereunder;

“[**] Program” means the program of research defined in Schedule 1 under the title [**] Program as conducted prior to the Amendment Date;

“[**] Program IP” means (i) the [**] Patent Rights; and (ii) excluding Manufacturing Know-How, all Know-How described in Part F of Schedule 2 under the title [**] Program Know How; and (iii) the materials listed in Part F of Schedule 2 under the title [**] Materials (together with all IP in the same);

“Technology” collectively means Program IP, Manufacturing Know-How, UCL Background IP and the Materials;

“Term” has the meaning in Clause 21.1;

“Territory” all countries throughout the World;

“Third Party” any person other than the Parties or their respective Affiliates or AN;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Third Party Access Rights” has the meaning set out in Clause 12.8;

“TP Fees” has the meaning set out in Clause 12.8;

“UCL” University College London, an institution incorporated in the United Kingdom by Royal Charter and having its address at Gower Street, London, WC1E 6BT;

“UCL Background IP” means (i) the Know-How listed in Part A of Schedule 3; and (ii) excluding Program IP, Program Know-How, Manufacturing Know-How, the [**] and Know-How relating to the use of HLP1 Promoter Sequence in connection with any [**] Product, all other Know-How generated by AN and/or the AN Laboratory and/or used by AN and/or the AN Laboratory pursuant to or in conjunction with any of the Programs (or any combination of, or across any of, the Programs) and which is Controlled by UCLB as of the Effective Date, or in relation to the Second Serotype Option Program is Controlled by UCLB at any time during the period from the Effective Date until the date of exercise of the Second Serotype Option, or in relation to the Additional Programs is Controlled by UCLB at any time during the period prior to the Amendment Date; and (iii) any Patent Rights Controlled by UCLB from time to time in respect of any of the Know-How identified under (i) or (ii) above and/or the Background Materials;

“Unresolved Matter” has the meaning set out in Clause 30.2;

“Valid Claim” means a claim within (i) an issued or granted and unexpired Patent Right, including any Licensed Patent; or (ii) a pending application for a Patent Right including an application with respect to any Licensed Patents, which has not been pending for more than [**] from the date of the priority filing from which such pending application originates, and in each case of (i) and (ii) above, which has not been held unenforceable, unpatentable or invalid by a decision of a court or government body of competent jurisdiction, or where appealed within the time allowed for appeal has not been held unenforceable, unpatentable or invalid by an appellate body of competent jurisdiction (including by the highest appellate court in the relevant jurisdiction where appealed to that court), or, which has not been withdrawn, cancelled, revoked, disclaimed, or rendered unenforceable through disclaimer or otherwise, or which has not been donated or dedicated to the public. Surrendered or which has not been deemed invalid by an interference or opposition panel or court as part of any interference or opposition proceeding;

“Year” a period of twelve (12) months commencing on 1 January;

1.2	In this Agreement, unless the context requires otherwise:

1.2.1	use of the singular includes the plural and vice versa and use of any gender includes the other genders;

1.2.2	any reference to “this Agreement” is a reference to this Agreement as from time to time amended, varied or extended in any way; and,

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

1.2.3

“undertaking” shall have the meaning given by section 1161 Companies Act 2006 save that for the purposes of this Agreement and for the avoidance of doubt, an undertaking shall include a limited liability partnership.

1.3	In this Agreement unless otherwise specified:

1.3.1

any reference to a recital, clause, paragraph or schedule is to the relevant recital, clause, paragraph or schedule of or to this Agreement, and any reference in a schedule to a part or a paragraph (as opposed to a clause) is to a part or a paragraph of that schedule;

1.3.2

any reference to a “person” includes an individual, firm, partnership, body corporate, corporation, association, organisation, government, state, foundation and trust, in each case whether or not having separate legal personality;

1.3.3

“parent undertaking” and “subsidiary undertaking” shall have the respective meanings given by section 1162 Companies Act 2006 save that for the purposes of this Agreement, an undertaking shall be treated as a member of another undertaking if any of the shares in that other undertaking are registered in the name of another person (or its nominee) as security (or in connection with the taking of security) from the first undertaking or any of that first undertaking’s subsidiary undertakings;

1.3.4

any reference to a statute, statutory provision or subordinate legislation (“legislation”) shall be construed as referring to that legislation as amended and in force from time to time and to any legislation which re-enacts, re-writes or consolidates (with or without modification) any such legislation;

1.3.5

any reference to an English legal term or concept or any court, official, governmental or administrative authority or agency in England includes, in respect of any jurisdiction other than England, a reference to whatever most closely approximates in that jurisdiction to the relevant English legal term;

1.3.6	any reference to an agreement includes any form of arrangement, whether or not in writing and whether or not legally binding;

1.3.7

“writing” shall include any modes of reproducing words in a legible and nontransitory form excluding (unless expressly stated to include) email, SMS and other temporary transient electronic messaging systems and “written” shall be construed accordingly; and,

1.3.8	a period of time being specified which dates from a given day or the day of an act or event, it shall be calculated exclusive of that day.

1.4

In this Agreement, the words “other”, “including”, “includes”, “include”, “in particular” and any similar words, shall not limit the general effect of words that precede or follow them and accordingly, the ejusdem generis rule shall not apply.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

1.5

Any undertaking by or obligation on a Party not to do any act or thing includes an undertaking not to allow, cause or assist the doing of that act or thing and to exercise all rights of control over the affairs of any other person which that Party is able to exercise (directly or indirectly) in order to secure performance of that undertaking, which in the case of UCLB shall include UCL as a person over whom UCLB can exercise control.

1.6	The index to and the headings in this Agreement are for information only and are to be ignored in construing the same.

1.7	Where this Agreement refers to a Person being “free” to do something, this shall be construed as that Person not being prevented, whether by law, equity or contract, from doing that thing.

2.	LICENCE GRANT

UCL Background Licence

2.1

Subject to Clause 4, UCLB hereby grants to Liverco (i) with effect from the Effective Date for the full duration of the Term and throughout the Territory a licence to the UCL Background IP and Background Materials existing as of the Effective Date (including the right to sub-license through multiple tiers) and (ii) with effect from the Amendment Date for the full duration of the Term and throughout the Territory a licence to the UCL Background IP and Background Materials created after the Effective Date but prior to or on the Amendment Date (including the right to sub-license through multiple tiers); in each case of (i) and (ii) above:

2.1.1	within the Exclusive Field to use the same for any and all acts of Exploitation, which licence shall be exclusive to Liverco (to the exclusion of UCLB, UCL and any Third Party); and

2.1.2

without prejudice to Clause 2.1.1 (such that Liverco retains exclusivity in the Exclusive Field for the duration of the licence granted thereunder) within the Non-Exclusive Field (other than with respect [**]) for any other purpose or act of Exploitation without restriction, which licence shall be non-exclusive, royalty-free, irrevocable and perpetual,

(collectively the “Background Licence”).

The Background Licence shall be assignable as part of any assignment of this Agreement in accordance with Clause 26. Liverco shall not be entitled to assign the Background Licence independently of the other Licences.

Manufacturing Know-How

2.2

Subject to Clause 4, UCLB hereby grants to Liverco with effect from the Effective Date and for the full duration of the Term and throughout the Territory a licence to the Manufacturing Know-How (including the right to sub-license through multiple tiers):

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

2.2.1	within the Exclusive Field to use the same for any and all acts of Exploitation, which licence shall be exclusive to Liverco (to the exclusion of UCLB, UCL and any Third Party); and

2.2.2

without prejudice to Clause 2.2.1 (such that Liverco retains exclusivity in the Exclusive Field for the duration of the licence granted thereunder), within the Non-Exclusive Field for any other purpose or act of Exploitation without restriction, which licence shall be non-exclusive, irrevocable and perpetual;

(collectively the “Manufacturing Licence”).

The Manufacturing Licence shall be assignable as part of any assignment of this Agreement in accordance with Clause 26. Liverco shall not be entitled to assign the Manufacturing Licence independently of the other Licences,

Impact of Second Serotype Option

2.3

It is acknowledged that the Background Licence granted under Clause 2.1.1 and the Manufacturing Licence granted under Clause 2.2.1 (and the exclusive rights respectively therein) shall include Exploitation of (i) the Second Serotype Product upon election of the Second Serotype Option to the extent it is within the Exclusive Field, but failure to exercise the Second Serotype Option shall not effect or limit the licence granted under Clause 2.1.1 or 2.2.1; and (ii) the Additional Royalty Products.

Program Licences

2.4

Subject to Clause 4, UCLB hereby grants to Liverco throughout the Territory an exclusive licence (to the exclusion of UCLB, UCL and any Third Party) which shall be sublicensable through multiple tiers:

2.4.1

with effect from the Effective Date and for the full duration of the Term, to the Fabry Program IP for any act of Exploitation concerning any product, therapy, service or process without restriction or field limitation (the “Fabry Licence”);

2.4.2

with effect from the Effective Date and for the full duration of the Term, to the FIX Program IP for any act of Exploitation concerning any product, therapy, service or process without restriction or field limitation (the “FIX Licence”);

2.4.3

with effect from the Effective Date and for the full duration of the Term, to the [**] for any act of Exploitation concerning any product, therapy, service or process without restriction or field limitation (the [**]);

2.4.4

with effect from the Effective Date and for the full duration of the Term, to the [**] for any act of Exploitation concerning any product, therapy, service of process without restriction or field limitation (the [**]);

2.4.5

with effect from the Effective Date and for the full duration of the Term, to the Promoter Program IP to use the same for any act of Exploitation concerning any product, therapy, service or process without restriction or field limitation (the “Promoter Licence”);

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

2.4.6

with effect from the Effective Date and for the full duration of the Term, to the First Serotype Program IP to use the same for any act of Exploitation concerning any product, therapy, service or process without restriction or field limitation (the “First Serotype Licence”);

2.4.7

with effect from the Effective Date (in respect of those identified in (i) to (iii) of the definition of Program Materials) and with effect from the Amendment Date (in respect of those identified in (iv) of the definition of Program Materials) and in each case for the full duration of the Term, to the Program Materials to use the same for any act of Exploitation concerning any product, therapy, service or process without restriction or field limitation (the “Program Materials Licence”); and

2.4.8

with effect from the Effective Date and for the full duration of the Term, to the [**] to use the same for any act of Exploitation concerning any product, therapy, service or process without restriction or field limitation (the [**]);

2.4.9

with effect from the Amendment Date and for the full duration of the Term, to the [**] to use the same for any act of Exploitation concerning any product, therapy, service or process without restriction or field limitation ([**] Licence”); and,

2.4.10

with effect from the Amendment Date and for the full duration of the Term, to the [**] to use the same for any act of Exploitation concerning any product, therapy, service or process without restriction or field limitation (the [**]);

it being acknowledged that each of the foregoing Licences granted under this Clause 2.4 (i) may only be revoked or terminated pursuant to a right of termination under Clause 9.10 or Clause 21 in respect of the applicable Licence(s); and (ii) may all be assigned together (but not individually) as part of any assignment of this Agreement in accordance with Clause 26.

2.5

Subject to Clause 4 and without prejudice to Clause 2.4 (such that Liverco retains exclusivity for the duration of the licences granted thereunder), UCLB hereby grants to Liverco for the full duration of the Term and throughout the Territory a non-exclusive licence, which shall be sub-licensable through multiple tiers, to the Program Know-How and the Program Materials for any act of Exploitation concerning any product, therapy, service or process in the Non-Exclusive Field.

UCLB’s Obligations to procure a licence to HLP1 Promoter Sequence and certain data

2.6

UCLB, AN and [**] have an ongoing relationship relating to and concerning technology and clinical trials that is relevant to the Exclusive Field and the technology licensed hereunder, including UCLB and [**] being joint owners of the HLP1

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Promoter Sequence. Recognising the importance of such technology and clinical trial data to Liverco’s exploitation of the technology hereunder, with effect from the Effective Date UCLB shall:

2.6.1	use Best Endeavours (which will include having AN and/or UCLB management, but not any other UCL staff, participate in negotiations and discussions with [**]) to

2.6.1.1

procure, in consultation with Liverco, the grant to Liverco of a licence to the HLP1 Promoter Sequence (including those Patent Rights co-owned by [**] claiming the HLP1 Promoter Sequence), and UCLB shall propose to [**] a licence to substantially reflect the form set out in Part A of Schedule 11 ; and,

2.6.1.2

facilitate, in consultation with Liverco, the grant to Liverco of a licence on fair and commercial terms to use the [**] as more clearly identified in Part B of Schedule 11, it being understood that Liverco shall be responsible for negotiating the terms of any such licence, at its sole discretion with [**];

2.6.2

use commercially reasonable endeavours (which will include having AN and/or UCLB management, but not any other UCL staff, participate in negotiations and discussions with [**]) to facilitate, in consultation with Liverco, (i) access for Liverco to the [**]; and (ii) [**]; it being understood in each case that Liverco shall be responsible for negotiating the terms of such access and agreement, at its sole discretion with [**].

Option to a Licence under the Second Serotype Program IP

2.7

UCLB shall procure that AN and the AN Laboratory shall use commercially reasonable efforts to promptly carry out and conclude the Second Serotype Program and deliver the Final Written Report regarding the Second Serotype Program. At any time [**] following Liverco’s receipt of the Final Written Report concerning the Second Serotype Program in accordance with the Second Serotype project plan set out in Schedule 1 (“Second Serotype Exercise Period”), Liverco shall have the right upon written notice to UCLB, to exercise its option for the grant of a licence on the terms of this Agreement to the Second Serotype Program IP (“Second Serotype Licence Notice”). Prior to service of a Second Serotype Licence Notice:

2.7.1

UCLB shall keep Liverco informed, on a reasonably frequent basis {or otherwise upon request by Liverco), of (i) the status and performance of the Second Serotype Program against the Second Serotype project plan set out in Schedule 1; (ii) developments and advancements in the Second Serotype Program since the last report; (iii) identification and disclosure of any Second Serotype Program

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

IP not previously disclosed to Liverco; (iv) disclosure at least [**] in advance of filing of any draft patent filing for any Second Serotype Patent Rights Intended to be filed; and (v) details of all Second Serotype Patent Rights that have been filed and their current prosecution status;

2.7.2

Liverco shall have the right {prior to filing and thereafter) to participate with UCLB and input into any draft patent filing for any Second Serotype Patent Rights that are filed or are intended to be filed and UCLB shall consider, take into account and implement any reasonable recommendations made by Liverco with respect to such filings or proposed filings;

2.7.3	UCLB shall use reasonable endeavours to seek appropriate IP protection for any results and inventions arising from the Second Serotype Program;

2.7.4

UCLB shall, and shall procure that UCL shall, ensure that all Intellectual Property generated by AN or the AN Laboratory in connection with the Second Serotype Program shall be owned by UCLB and shall be held subject to the terms of this Agreement; and,

2.7.5

UCLB shall not, and shall procure that UCL shall not, assign, grant (whether conditional, option or otherwise) any rights to, encumber, charge, mortgage, license, sell, Exploit or waive any rights over any of the Second Serotype Program IP nor enable another to do so.

2.8

Automatically upon service of a Second Serotype Licence Notice by Liverco, UCLB shall have granted to Liverco for the remaining duration of the Term (from the date of such notice) and throughout the Territory, an exclusive (to the exclusion of UCLB, UCL and any Third Party) licence which shall be sub-licensable through multiple tiers to the Second Serotype Program IP for any act of Exploitation concerning any product, therapy, service or process without restriction or field limitation (collectively the “Second Serotype Licence”). Upon the grant of the Second Serotype Licence, the licences to UCL Background IP, Background Materials, Manufacturing Know-How and Program Know-How shall automatically apply to Second Serotype Products, the relevant schedules in respect of Patent Rights shall be updated and the licence under Clause 2.5 shall include Program Know-How in relation to the Second Serotype Program. The Second Serotype Licence (i) may only be revoked or terminated pursuant to a right of termination under Clause 9.10 in respect of the Second Serotype Licence or Clause 21; and (ii) may be assigned but only as part of the assignment of this Agreement in accordance with Clause 26.

2.9

If Liverco does not serve a Second Serotype Licence Notice on UCLB prior to expiry of the Second Serotype Exercise Period, thereafter without otherwise affecting any other Licences, including in each case the exclusivity granted or to be granted in respect of the same, Liverco shall cease to have any right or interest in or to the Second Serotype Program IP referred to in Clause 2.7 and UCLB shall, subject to the other Licences hereunder, be free to develop and exploit the Second Serotype Program IP as it thinks fit, without any reference to Liverco.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

2.10

Upon exercise of the Second Serotype Option (if any) the Parties shall, purely for convenience and future reference purposes, co-operate to agree a list of Know-How and materials generated after the Effective Date that are included in the relevant Second Serotype Licence. The grant of the Second Serotype Licence is not dependent on agreeing such list, and such list shall not fetter, vary or otherwise limit the terms of this Agreement or the scope or inclusion of Know-How or materials under the Licence unless the Parties expressly agree in writing that it shall do.

UCLB Grant Back

2.11

Whilst AN is employed by UCL and provided that any use made by UCL, AN and/or UCLB of the [**] has been in compliance with the provisions of this Agreement, including Clause 4 and 6.5, if AN has made use of any of the [**] hereunder in the Excluded Field and in order to exploit the technology developed in the Excluded Field it is necessary to license such [**] to a Third Party in combination with other patented technology, then UCLB shall have the right to discuss with Liverco reasonable royalty bearing commercial terms for a licence to such [**] provided that Liverco shall have sole discretion as to whether or not to grant any such licence. The foregoing shall not prevent Liverco from granting Third Parties any exclusive rights in accordance with Clause 3 to any of the [**] licensed to it under this Agreement.

FX Codon Optimisation sequence

2.12

UCLB hereby grants to Liverco throughout the Territory an exclusive licence {to the exclusion of UCLB, UCL and any Third Party) which shall be sub-licensable through multiple tiers with effect from the Effective Date and for the full duration of the Term, to the FX Vector and FX Vector IP for any act of Exploitation concerning any product, therapy, service or process without restriction or field limitation (“FX Vector licence”). The FX Vector Licence (i) may only be revoked or terminated pursuant to a right of termination under Clause 21 in respect of the applicable Licence; and (ii) may all be assigned together as part of any assignment of this Agreement in accordance with Clause 26.

[**]

2.13

UCLB shall collaborate and co-operate in good faith with Liverco to (i) agree upon the final form of the [**] Patent Right to be filed as a priority filing in the name of UCLB after the Amendment Date; and, (ii) draft and file the [**] Patent Right as soon as reasonably possible, which for the avoidance of doubt will, in each case, automatically be deemed included in the licence granted under clause 2.4 upon their respective filing. The costs of such filings shall be subject to the provisions of Clause 15.5.1.

3.	SUB-LICENSING

3.1

Other than to a Tobacco Party, Liverco shall be entitled to sub-license any of the Technology licensed to it hereunder {which includes the right to transfer any Materials) through multiple tiers and without restriction save that UCLB shall have a right to object to the grant of a sub-license by Liverco to other Third Parties solely in the following specific circumstances:

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

3.1.1

UCLB may only object in respect of a proposed sub-licensee if, due to the nature of that proposed sub-licensee’s business, the grant of the sub-license to that entity will, in the reasonable and measured opinion of UCLB, [**]; and

3.1.2

if the circumstances in Clause 3.1.1 apply, UCLB shall only have the right to object provided that it serves written notice of its objection setting out the grounds for its objection within [**] of written notice from Liverco of the identity of the proposed sub-licensee.

3.2

If UCLB has objected to the grant of a sub-license in accordance with Clause 3.1, Liverco may either accept that objection and not grant (or terminate) the sub-license or if it disputes the objection the following shall apply:

3.2.1

UCLB shall procure that representatives from UCLB and UCL shall meet with Liverco [**] of the objection to enable the Parties and UCL to discuss the proposed sub-license and the reasons for the perceived risk that an association will have a [**] and, in good faith, seek ways in which to overcome or mitigate such risk to a pragmatic and reasonably acceptable position;

3.2.2

if UCLB agrees that the risk is acceptable or UCLB and Liverco agree on any conditions to include in a sub-license to avert or mitigate the risk then Liverco shall be entitled to grant (or maintain) the sub-license subject to any agreement reached between UCLB and Liverco:

3.2.3

if within [**] of the objection, (i) UCLB and Liverco are unable to reach an agreement and Liverco still wishes to grant (or maintain) a sub-license or (ii) representatives of UCLB and UCL do not or are unable to meet with Liverco; then Liverco shall be entitled to refer the objection to a person nominated by the chairman of [**] for the determination identified below (the “Appointed Expert”). The nomination shall be subject to the Appointed Expert agreeing to be so appointed and the terms of that appointment set by the [**]. The costs of the Appointed Expert shall be borne by the Parties equally. The Appointed Expert shall be entitled to consider any information presented to the Appointed Expert by UCLB or Liverco (provided that each Party shall copy to the other Party all information provided to the Appointed Expert at the same time) and any other information that the Appointed Expert may consider relevant. The Appointed Expert shall make his or her decision as expert and not as arbiter, and the decision of the Appointed Expert shall be final and binding save in the case of manifest error. If, in the Appointed Expert’s opinion the Appointed Expert considers the grant of a sub-licence to the Third Party objected to by UCLB will, by virtue of the nature of the business of that Third Party entity, [**], then Liverco shall not grant (or shall terminate) such sub-licence. In all other circumstances, irrespective of any

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

objection by UCLB or UCL, Uverco shall be entitled to grant (or maintain) the sub-licence without restriction or condition. UCLB and Liverco hereby irrevocably agree, accept and acknowledge that neither the [**], [**] the Appointed Expert shall have any liability to UCLB or Liverco (or any Third Party or any other person) by virtue of the provisions of this Clause or exercise of decisions pursuant this Clause, and UCLB and Liverco hereby undertake not to make or bring any claim against any of the [**] the Appointed Expert with respect to performance in connection with the foregoing or this Agreement.

3.3

In so far as Liverco grants a sub-licence of rights under the Technology to a Sub-Licensee (other than in respect of a material transfer agreement, contract research agreement or manufacturing agreement, provided they do not include rights to sell products or services incorporating the Technology) (“Commercial Licence”), Liverco shall in such circumstances enter into a written agreement with each sub-licensee (provided that this obligation to enter into a written agreement shall not apply where, and for so long as, the Sub-Licensee is an Affiliate of Liverco ). Additionally,

3.3.1

Liverco shall ensure that the provisions of the sub-licence agreement do not grant rights in the Technology beyond those granted hereunder and impose obligations and restrictions on the Sub-Licensee consistent with the obligations and restrictions imposed on Liverco hereunder under (i) Clauses 3, 13 and 17 and (ii) Clauses 22.1.1 and 22.2 to 22.4;

3.3.2	Liverco shall ensure that the sub-licence agreement imposes obligations of confidentiality on the Sub-Licensee which are no less onerous than those set out in Clause 17;

3.3.3

the sub-licence agreement shall, if required by Liverco, be novated to UCLB (which novation UCLB will accept) on termination of this Agreement, provided that (i) the Sub-Licensee is willing to accept the novation of any sub-licence agreement upon such termination and make payment of sums otherwise payable under this Agreement for the Sub-Licensee’s (and its sub-sublicensees’) Exploitation of the Technology directly to UCLB; (ii) at the time of novation the Sub-Licensee is not in breach of its obligations to Liverco under the sub-licence agreement; (iii) the sub-licence agreement does not impose on UCLB any obligations or commitments beyond those included in this Agreement; and (iv) the sub-licence agreement includes terms (at a minimum) consistent with those in Clauses 3, 9, 11, 12, 13, 17, 20, 21.4, 21.5, 21.6, 21.7 and 21.8 of this Agreement failing which the sub-licence agreement shall automatically terminate.

3.4

Liverco shall be liable to UCLB for all acts and omissions of its Sub-Licensees (other than those whose sub-license has novated to UCLB) that, if committed by Liverco, would constitute a breach of any of the provisions of this Agreement.

3.5

Liverco shall provide UCLB with written notice of any Commercial Licence and, to the extent it is able to do so, provide UCLB with a copy of any Commercial Licence (with confidential and financial information redacted) promptly following its execution.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

3.6

Notwithstanding the above, where the sub-licence relates only to UCL Background IP or Manufacturing Know-How the provisions of Clauses 3.3.1, 3.3.3, and 3.5 shall not apply and such sub-licences shall not terminate on termination of this Agreement.

3.7

For the purposes of this Clause 3, “Tobacco Party” means: (i) any entity which develops, sells or manufactures tobacco products; and/or (ii) any entity which makes the majority of its profits from the importation, marketing, sale or disposal of tobacco products. Furthermore, Tobacco Party shall include any entity that is controlled by or controls any entity referred to in (i) or (ii); controlled and controls having the meaning defined in the definition of Affiliate.

Sub-Licensee Payments

3.8

If Liverco, grants a sub-licence of any [**] (including at least one of the [**]) to a Sub-Licensee that is a Third Party for the right to commercialise a [**] prior to the earlier of (i) [**] of a patient in a [**] clinical trial (carried out by Liverco) using any AAV-directed gene therapy product targeted at the treatment of [**] or or (ii) [**] (carried out by Liverco) of any AAV-directed gene therapy product targeted at the treatment of [**] or (iii) Liverco receives, in aggregate, funds by way of investment (whether through equity, debt or other financing) [**], (such sub-license being a “Sublicence”), and Liverco receives in consideration of that Sublicence grant any Net Receipts, Liverco shall, subject to Clause 13, make payments to UCLB from time to time calculated by reference to [**] of Net Receipts received by Liverco under that Sublicence (“Sublicence Payment”). No Sublicence Payment shall be due in respect of the licensing by Liverco of any other Technology beyond the [**].

3.9	Each Sublicence Payment under Clause 3.8 is subject to the following:

3.9.1

where the Sublicence includes a grant of rights to Intellectual Property which is not [**], then for the purposes of calculating the Sublicence Payment, the value of Net Receipts shall be adjusted to a value attributable to the [**] sub-licensed to the Sub-licensee which will be calculated in direct proportion to the value fairly and reasonably attributed [**] licensed hereunder as against all other Intellectual Property licensed to the Third Party under the Sublicence. At UCLB’s request Liverco shall provide details to UCLB of the basis of any proposed apportionment and either party may refer any dispute relating to such apportionment to the Expert in accordance with Part C of Schedule 8;

3.9.2

Sublicence Payments in respect of Net Receipts received under a particular Sublicence shall, on a country by country basis, cease to be payable upon the later of (i) the expiry of the last Valid Claim of the [**] in that country; or (ii) [**] after the Effective Date.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

3.10

In the event that any of the Milestones are achieved by a Sub-Licensee (as opposed to by Liverco) in respect of a particular [**] then Liverco shall be entitled to offset against the corresponding Milestone Payment payable to UCLB the amount of Sublicence Payments payable to UCLB in respect of a Sublicence to that [**] on or before the date that the Milestone Payment is triggered. In the event that any Milestone Payment is triggered by a second or subsequent Royalty Product (derived from [**]), the right to offset Sublicence Payments against such Milestone Payment shall exclude any previous Sublicence Payments to the extent that they have already been offset in relation to the previous Milestone Payment provided that any excess of a Sublicence Payment not offset shall be capable of offset against future Milestone Payments relating to [**] derived from [**]. Where the amount of the Milestone Payment exceeds the Sublicence Payments that can be offset against it, Liverco shall pay to UCLB the shortfall against that Milestone Payment in accordance with Clause 11.

4.	RETAINED RIGHTS, ACADEMIC RESEARCH & RESTRICTIONS

4.1

The licences to Program IP, the Background Licence and the Manufacturing Licence, to the extent each of them are exclusive (including the Second Serotype Program IP), are subject to UCLB reserving for, and having the right to grant the limited non-assignable, worldwide, perpetual and irrevocable right to, UCL to enable UCL to use the (i) licensed Program IP; (ii) the UCL Background IP and Background Materials forming part of the exclusive licence pursuant to Clause 2.1.1, and/or (iii) the Manufacturing Know-How forming part of the exclusive licence pursuant to Clause 2.2 .1 , solely to undertake Academic Research at UCL and/or (subject to Clause 4.5) in collaboration with other Academic Organisations, and for no other purposes (the “Academic Rights”). Notwithstanding the foregoing, in respect of the Additional Program IP, the Academic Rights are limited to the right for AN and the AN Laboratory alone to use the Additional Program IP solely to undertake Academic Research at UCL, and such Additional Program IP shall not be disclosed or licensed to a Third Party including any Academic Collaborator except that disclosure to an Academic Collaborator, to an academic based with UCL or to a Funder under terms of confidentiality is permissible. For the avoidance of doubt, but subject to Clause 7.7.1, UCLB and/or UCL (including AN and AN laboratory) are not precluded under this Clause 4, from using and/or disclosing for any purpose without any restriction, the UCL Background IP, the Background Materials and Manufacturing Know-How outside of the Exclusive Field.

4.2	The Academic Rights shall be subject to the following:

4.2.1	UCLB and UCL shall not, without the prior written consent of Liverco, be entitled to apply for, obtain or use funding from a Third Party other than a Funder;

4.2.2	UCLB and UCL shall be entitled to apply for, obtain and use Third Party funding from a Funder for any of the Academic Research, provided that:

(i)

during the Improvement Period only and where the Academic Research relates to or is likely to give rise to Improvements, UCLB and UCL shall be entitled to accept such Third Party funding if there are no restrictions or conditions on UCLB and UCL by the Third Party Funder with respect to Exploitation of the funded Improvements; and

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(ii)

during the Improvement Period only and where the Academic Research relates to or is likely to give rise to Improvements, UCLB and UCL shall not without the prior written consent of Liverco (which consent shall not be unreasonably withheld) accept any such funding if such Third Party Funder imposes restrictions or conditions on the Exploitation of Improvements funded in whole or in part by that Third Party;

4.2.3

UCLB shall and shall procure that UCL shall maintain the confidentiality of the Program IP (with the exception of information disclosed in the Licensed Patents once published) and shall impose the same restrictions on its Academic Collaborators (and enforce the same), save that UCL and its Academic Collaborators shall be entitled to publish the results of their Academic Research under these Academic Rights subject to and in accordance with the provisions of Clause 4.3;

4.2.4

with the exception of academic clinical studies permitted under Clause 4.2.5, no studies intended to be (or required by applicable laws, ethical requirements or standards or otherwise to be) conducted in accordance with the standards of GLP (good laboratory practice), GMP (good manufacturing practice) and/or GCP (good clinical practice) may be conducted under the Academic Rights without the prior written consent of Liverco (such consent not to be unreasonably withheld having regard to Liverco’s commercial considerations and its assessment of the risk/benefit to the patient associated with any proposed study), and UCLB shall procure that an equivalent restriction is imposed on and complied with by all Academic Collaborators and shall ensure that the Program Materials and Background Materials (that are subject to the exclusive licence granted pursuant to Clause 2.4. 7 and 2.1.1 respectively) are not provided to any Third Party for the purposes of any such study that has not been authorised by Liverco;

4.2.5

no clinical studies or treatment of patients may be conducted under the Academic Rights without the prior written consent of Liverco (such consent not to be unreasonably withheld having regard to Liverco’s commercial considerations and its assessment of the risk/benefit to the patient associated with any proposed study or treatment of patients), and UCLB shall procure that an equivalent restriction is imposed on and complied with by all Academic Collaborators and shall ensure that the Program Materials and Background Materials (that are subject to the exclusive licence granted pursuant to Clause 2.4.7 or 2.1.1) are not provided to any Third Party for the purposes of any such study that has not been authorised by Liverco;

save that where Program IP is in or comes into the public domain (other than as a result of a breach of any obligation of confidentiality owed by UCLB, UCL or an Academic Collaborator), the provisions of this Clause 4 shall not apply in respect of Academic Research relating to such Program IP, except where the Academic Research is conducted by AN and/or the AN Laboratory in which case these provisions shall continue to apply.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

4.3

If UCL or any Academic Collaborator (which for the purposes of this Clause 4.3 shall include any of their respective academics, employees or students), wish to publish (including by way of publication of any thesis) (i) any of the Program IP; or (ii) with respect to each Improvement for the duration of the period prior to and during the applicable Improvement Negotiation Period, any results of Academic Research that amount to Improvements (each of (I) and (ii) being “Academic Information”) then UCLB shall procure that:

4.3.1

UCL and the Academic Collaborator shall refrain from making any publication (or submitting for approval any publication) of any of the information in the Academic Information (or the Academic Information in its entirety) pending conclusion of all steps required under this Clause 4.3;

4.3.2

until the Additional Patent Rights have been published in accordance with the prosecution of such applications within that defined term, no publication, or request to publish under this Clause 4.3, shall be made with respect to any of the Additional Program IP or any results arising from use of any of the Additional Program IP, and following publication of the Additional Patent Rights in accordance with the prosecution of the applications within that defined term, then UCL may submit requests to publish under this Clause 4.3;

4.3.3

subject to Clause 4.3.2, UCL or the Academic Collaborator(s) must first, via UCLB, give to Liverco, in advance, a copy of the proposed publication containing the Academic Information and which is intended to be disclosed or published, or submitted for publication at least [**] before its presentation or intended submission for publication (“Academic Reports”);

4.3.4

upon receipt of the Academic Reports in accordance with Clause 4.3.3, Liverco shall within [**] of receipt either approve or (where Liverco has legitimate commercial concerns including wanting to seek patent protection of the relevant Academic Information or part thereof) refuse the request for publication, but failing UCLB’s receipt of Liverco’s notice within the [**] time period, the request for publication shall be deemed to be approved in the form in which the Academic Reports were provided to Liverco pursuant to Clause 4.3.2;

4.3.5

where the request for publication is refused, the refusal shall be communicated to UCLB in writing, following which UCLB shall procure that UCL and the Academic Collaborator(s) shall refrain from making any publication of the Academic Reports (and the Academic Information contained in such Academic Reports) for a period no less than [**] (or no less than [**] if agreed by UCLB) from the date of notification from Liverco refusing the request for publication;

4.3.6

if consent is given to the request for publication, or where refused the period of [**] (or such longer period as agreed) pursuant to Clause 4.3.5 has expired, UCL and/or the Academic Collaborator(s) may proceed to publish the Academic Reports in the form in which they were provided to Liverco pursuant to Clause 4.3.2;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

4.3.7

save in respect of [**], Clauses 4.3.1 to 4.3.6 shall not prevent or hinder any student from submitting for degrees of UCL or any Academic Collaborator any thesis containing Academic Information or from following the procedures of UCL or any Academic Collaborator for examination and for admission to postgraduate degree status provided that such procedures require the thesis to be placed on restricted access within the library of UCL (and the Academic Collaborator, if applicable and acceptable under the relevant policies of the Academic Collaborator) for [**] of placement of the thesis at the library of UCL (and the Academic Collaborator, if applicable and acceptable under the relevant policies of the Academic Collaborator).

4.4

Where Liverco has exercised its right to refuse the request for publication of any Academic Reports, then Liverco and UCLB shall promptly and collaboratively work together in order to assess, and where appropriate, file and seek appropriate patent protection for the Academic Information. Where UCLB files for patent protection, the costs for seeking such protection shall be borne by UCLB.

4.5

UCL shall have the limited right to sub-license the Academic Rights (excluding those relating to Additional Program IP) through one tier only, to Academic Collaborators for named staff to work on with respect to a collaborative Academic Research project in conjunction with UCL (a “Collaborative Research Project”). Such sub-licence shall:

4.5.1

only be granted provided that all results and Intellectual Property arising from a Collaborative Research Project shall be subject to Liverco’s right to exercise its rights over those results and Intellectual Property which are Improvements in accordance with the provisions of Clause 5 and the Parties acknowledge that this obligation shall not apply in respect of results or Intellectual Property which are not Improvements;

4.5.2

be in writing and the Intellectual Property licensed, and Materials provided, shall be limited for use solely by the named individuals at the Academic Collaborator and for that Collaborative Research Project only;

4.5.3	be subject to all the conditions and restrictions set out in this Clause 4, which UCL and UCLB shall ensure are binding on such Academic Collaborator, with UCLB procuring compliance;

4.5.4

automatically terminate on conclusion of the Collaborative Research Project, and require the return of any Materials provided by UCL (or its academics or laboratories) under or pursuant to the Collaborative Research Project;

4.5.5	not permit, and positively restrict, the Academic Collaborator from undertaking any of the studies referred to in Clauses 4.2.4 and 4.2.5 without Liverco’s prior written consent; and,

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

4.5.6

be promptly notified to Liverco, within [**] of grant of such sub-licence and, to the extent it is able to do so, provide Liverco with a copy of the agreement with respect to the Collaborative Research Project (with confidential and financial information redacted) promptly following its execution.

4.6

UCLB shall procure the compliance of any Academic Collaborator(s) with the provisions of this Clause 4 by including these terms in an agreement with the Academic Collaborator(s). UCLB shall be responsible to Liverco for any act or omission of a sub-licensee who is granted a sub-license by UCL under Clause 4.5 where such act or omission if committed by UCL or UCLB would be a breach of this Agreement.

4.7

UCLB warrants and represents to Liverco that, with the exception of the [**] concerning the HLP1 Promoter Product, that the agreements disclosed to Liverco and identified in Part A of Schedule 6 comprise all licences, consents, waivers and/or permissions (whether express or implied) granted by UCL and/or UCLB in respect of any of the Program IP, UCL Background IP (that is subject to the exclusive licence pursuant to Clause 2.1.1) and Manufacturing Know-How (that is subject to the exclusive licence pursuant to Clause 2.2.1) to any Third Party (“Existing licences”). UCLB warrants and represents to Liverco that as of the Effective Date, the summary description in relation to the provisions of the [**] that govern the grant, use, field, restrictions, prosecution and enforcement of the patent application claiming the HLP1-Product and is set out in an email between [**] is accurate and complete in all material parts, and that such provisions are as of the Effective Date in force. Notwithstanding the foregoing, UCLB shall not be deemed in breach of the requirements or restrictions under this Clause 4 with respect to those Existing licences provided that such Existing licences shall not be amended after the Effective Date without the prior written consent of Liverco (not to be unreasonably withheld or delayed) nor shall their duration be extended or consent granted under them to allow materials to be provided to a Third Party.

4.8

Save for the limited right granted to UCL under Clause 4.1 to undertake Academic Research, UCLB shall retain no other rights that deviate from or otherwise encumber, limit or affect the licences (including their scope, termination and duration) granted to Liverco hereunder.

4.9

If UCL or any Academic Collaborator wish to publish (including by way of publication of any thesis) any results of Academic Research that amount to a New Invention for the duration of the period prior to and during the applicable Improvement Negotiation Period, the provisions of Clause 4.3 shall apply, save that Liverco shall have no more than [**] receipt of the proposed publication to either approve or request delay of the publication and Liverco shall only be entitled to delay publication for a maximum duration [**] [**] from receipt of the publication.

5.	ACCESS TO IMPROVEMENTS AND NEW INVENTIONS

5.1

The provisions of this Clause 5 shall apply to each and every Improvement and New Invention that is generated, reduced to practice or otherwise discovered or identified at any time up until and including the [**] of the Effective Date

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(“Improvement Period”). UCLB shall procure that UCL, AN and the AN Laboratory shall comply with the terms of this Clause 5 and notify UCLB of all Improvements and New Inventions in order that UCLB shall be able to comply with this Clause 5.

5.2

From the Effective Date until expiry of the Improvement Period, UCLB shall notify Liverco of each and every Improvement and New Invention generated, developed or arising in such period within [**] of UCLB’s receipt of an invention disclosure form describing the Improvement or New Invention (in respect of each Improvement and each New Invention, each notification to Liverco being a “Disclosure Notification”). In respect of Improvements and New Inventions which UCLB is obliged to notify to Liverco:

5.2.1

UCLB shall procure the exclusive right (to the exclusion of UCL and the inventor(s)) to license, assign, exploit or otherwise grant any rights to that Improvement or New Invention (as applicable) to, any Third Party, and shall ensure that such Improvement or New Invention (as applicable) is kept confidential including by its Academic Collaborators (subject to the publications procedure under Clause 4.3 and 4.9) until Liverco ceases to have any rights (exercisable, negotiable or otherwise) to that Improvement or New Invention (as applicable) under the terms of this Clause 5;

5.2.2

UCLB shall procure that the Disclosure Notification shall provide (i) in good faith reasonable details of that Improvement or New Invention {as applicable) with a reasonable level of detail and information sufficient to enable Liverco the opportunity to fairly assess the opportunity to take a licence to and evaluate the Improvement or New Invention at its application; (li) responses to Liverco for additional information and clarification beyond the information provided under (i); and (iii) any draft or pending application for registered patent protection in respect of that Improvement or New Invention (as applicable); in each case disclosure to Liverco shall be subject to the confidentiality obligations of this Agreement;

5.2.3

UCLB shall procure that Liverco shall have reasonable access to those individuals at UCL that invented, generated, discovered or developed that Improvement or New Invention (as applicable) in order to allow a confidential discussion as to the nature and features of that Improvement or New Invention (as applicable) and its application;

5.2.4

UCLB shall not, until Liverco ceases to have any rights (exercisable, negotiable or otherwise) to that Improvement or New Invention (as applicable) under the terms of this Clause 5, encumber, charge, mortgage, license, self, assign, Exploit or otherwise grant any other right or enable any Third Party to Exploit the Improvement or New Invention {as applicable);

provided that Liverco acknowledges that New Inventions may be subject to the rights of Funders in accordance with Clause 4.2.1 and that Liverco’s ability to exercise its rights under this Clause 5 may be dependent on any such Funder providing its consent to the terms of Exploitation of the New Invention in question, which consent UCLB shall use reasonable endeavours to obtain.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

5.3

Following the date of the Disclosure Notification, Liverco shall have the right, exercisable at any time up until expiry of the Improvement Negotiation Period {irrespective of whether that is before or after the Improvement Period) to exercise its right of first negotiation in respect of obtaining a worldwide, assignable, sub-licensable (through multiple tiers) licence within the Field of the applicable Improvement or New Invention that is the subject of the Disclosure Notification, such licence to be exclusive or non-exclusive, as agreed by the Parties.

5.4

Upon Liverco exercising its right of first negotiation in respect of an Improvement or a New Invention (as applicable) by way of serving a written notice on UCLB, the following shall apply until expiry of the applicable Improvement Negotiation Period for that Improvement or New Invention {as applicable), unless extended by agreement between the Parties:

5.4.1

unless the Parties agree to terminate negotiations during the Improvement Negotiation Period, Liverco and UCLB shall promptly and actively negotiate throughout the Improvement Negotiation Period, in good faith and acting reasonably, fair and reasonable terms for and a conclusive agreement upon which that Improvement or New Invention {as applicable) may be licensed to Liverco;

5.4.2

in so far as UCLB fails to comply with the provisions of Clause 5.4.1, the Improvement Negotiation Period shall be extended by a period equal to, or otherwise fairly calculated to, compensate for any delay in or absence from a negotiation by UCLB in accordance with the principles under Clause 5.4.1;

5.4.3

in its negotiations around the fair and reasonable financial and other terms for a licence of Improvements {as opposed to New Inventions), UCLB shall have regard to the existing licensing and financial structure under this Agreement with respect to the Royalty Product to which such Improvement relates or is applicable.

5.5

If Liverco, by written notice, elects in writing not to continue with negotiations over an Improvement or a New Invention, then without prejudice to the remainder of this Clause 5 or any other Improvements or New Inventions, the Parties shall be released from their then current obligations to negotiate in accordance with Clause 5.4 with respect to that particular Improvement or New Invention.

5.6

Subject to UCLB’s compliance with Clause 5.4.1, if the Improvement Negotiation Period has expired with respect to an Improvement or New Invention (as applicable), and that Improvement or New Invention (as applicable) has not been licensed to Liverco, then:

5.6.1

in respect of that Improvement, subject to the terms of Clause 5.7, UCLB shall be entitled to (i) instigate negotiations with Third Parties for the grant of a licence of that Improvement; or (ii) engage in negotiations solicited by Third Parties to agree terms for the grant of a licence of that Improvement to that Third Party; or

5.6.2

in respect of that New Invention, Liverco shall cease to have any further rights to negotiate or match terms for any licence of rights to that New Invention under this Clause 5, save that the foregoing shall be without prejudice to any other New Inventions.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

5.7

In negotiating with any Third Party to grant a licence of an Improvement to that Third Party, for a [**] after the expiry of the Improvement Negotiation Period (“Match Period”) or Liverco having served notice under Clause 5.5:

5.7.1	UCLB shall not accept or agree any term (or overall set or combination of terms) that are [**] to [**] and,

5.7.2	[**]

5.7.2.1	[**]

5.7.2.2	[**]

5.7.2.3	[**]

5.8

The provisions of Clause 5.7 shall apply each and every time that UCLB instigates in or engages in negotiations with any Third Party concerning an Improvement during the Match Period, such that if negotiations with a Third Party break down and either re- commence with that Third Party or new negotiations begin with a different Third Party to that Improvement, the provisions of Clause 5. 7 shall continue to apply again.

Bi-specific technology

5.9	If a program of research undertaken at UCL led by or under the primary supervision of AN:

5.9.1

requires for the reasonable commercial exploitation of the results of that program as a matter of necessity the right to use any methods or techniques that would, if performed by a Third Party, infringe any claim of the [**] Rights and there is no other reasonable way to exploit the results of such program without such use (an “[**] Dependent Program”); or,

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

5.9.2

is concerned with any antibody binder or derivatives thereof delivered by MV technology which has a bi-specific targeting mechanism of action (including where both binding moieties are identical) with any application outside of the Excluded Field but (a “Bi-specific Program”);

(collectively an “AN Program”) then UCL shall by written notice (an “AN Program Notice”) notify Liverco of such program upon the earlier of (i) UCL either approaching or being approached to license or sell any aspect of such AN Program (including any of the Intellectual Property Rights arising from it) for commercial exploitation; or, (ii) the publication of any patent application filed by, with the authority of or on behalf of AN , UCL or UCLB in respect of any invention derived from an AN Program; or, (iii) UCL having an offer (capable of acceptance and which UCL has a bona fide intention to accept) for a funding grant to undertake a formal toxicology study of, or to engage the clinical manufacturing of, a candidate product arising from an AN Program . This Clause 5.9 and Clause 5.10 shall apply each time to each and every AN Program as it arises .

5.10

Until such time as Liverco’s rights under Clause 5.9 and 5.10 expire (including any period of exclusive negotiation) with respect to an AN Program (and any of the Intellectual Property Rights arising from it), UCL shall not encumber, charge, mortgage, license, sell, assign, Exploit or otherwise grant any other right or enable any Third Party to Exploit such AN Program (including any of the Intellectual Property Rights arising from it). Each AN Program Notice shall include a reasonable disclosure of the applicable AN Program and the Intellectual Property Rights arising from it, and UCL shall through disclosures and/or meetings requested by Liverco afford Liverco a fair and reasonable opportunity to assess the benefit of the AN Program and the Intellectual Property Rights arising from it. Within [**] of such AN Program Notice or, if later, [**] following a meeting at which the AN Program and the Intellectual Property Rights arising from it is reasonably disclosed to Liverco so as to enable it to make a fair assessment of the same, Liverco shall notify UCL if it or an Affiliate of it wishes to negotiate for rights to the AN Program (including any of the Intellectual Property Rights arising from it). Where:

5.10.1	Liverco does not serve notice to negotiate for rights to the AN Program (or any of the Intellectual Property Rights arising from it) in accordance with the foregoing, then:

5.10.1.1	UCL shall be free to license or sell any aspect of such AN Program (including any of the Intellectual Property Rights arising from it) for commercial exploitation; and,

5.10.1.2

Where the AN Program Notice was in respect of a [**] Program UCL shall have the right, by serving notice on Liverco (within [**] of expiry of the deadline for Liverco to serve notice to negotiate for rights to the AN Program or its technology), to negotiate in good faith and acting reasonably for a licence to the [**] (or a variation to the scope of [**] to return rights) on commercial terms (to be agreed acting reasonably) to the extent necessary to exploit the results of such AN Program provided that (i) the AN Program is not applicable

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

within the [**] and (ii) liverco is free and entitled, without breaching or offending any other rights granted or optioned by it as of the date of such notice, to license the [**] for such AN Program;

5.10.2

Liverco does serve notice to negotiate for rights to the AN Program (or any of the Intellectual Property Rights arising from it) in accordance with the foregoing, then UCL and Liverco will in good faith negotiate the commercial terms for and seek to conclude a licence to such AN Program and/or the Intellectual Property Rights arising from it as identified by liverco, for an exclusive period of no less than [**].

6.	INFORMATION AND ACCESS TO PROF. AMIT NATHWANl’S OTHER PROGRAMS & OTHER RESTRICTIONS

6.1

During the Improvement Period, the Parties shall hold regular meetings to review the activities of AN (except in connection with his direction or supervision of the Haemostasis Group) and the AN Laboratory. Such meeting shall be held on an annual basis or sooner where (i) AN wishes to report a particular piece of research to Liverco and/or (ii) Liverco requests a meeting, subject to such liverco requests not exceeding three (3) in any year.

6.2	At each meeting UCLB shall update Liverco (under the confidentiality obligations of this Agreement) in respect of:

6.2.1	research activities being undertaken by AN and the AN Laboratory, together with progress and advances made under all research activities since the last meeting was held;

6.2.2	any change in status of AN’s position at UCL (including termination of the same) or the AN Laboratory;

6.2.3	any collaboration with Academic Collaborators entered into by AN and/or the AN Laboratory; and,

6.2.4	any proposed applications for Patent Rights;

provided that the foregoing shall not require any disclosure of research activities being undertaken by AN and/or the AN Laboratory where UCL, AN and/or AN Laboratory are restricted from disclosing any such information as a result of obligations of confidentiality owed to a Third Party.

6.3

For any new inventions generated, reduced to practice or otherwise developed by or under the supervision of AN (whilst employed at UCL) and/or the AN Laboratory from time to time up until [**] and in respect of which Liverco does not have any rights pursuant to Clauses 5 (“Other Technology”), UCLB shall provide and procure that Liverco shall have a right of first review according to Clause 6.4. New inventions generated, reduced to practice or otherwise developed by the Haemostasis Group under the supervision of AN unless and until they become relevant for development of a therapy or therapeutic product shall not form part of other Technology.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

6.4

Where Other Technology is Controlled by UCLB or UCL and where UCLB or UCL makes any bona fide decision to seek a licensee to Exploit any Other Technology, or any bona fide approach is made by a Third Party to seek rights to or under any of the Other Technology which UCLB or UCL genuinely intends to engage in, UCLB shall not, and shall procure that UCL shall not, disclose the other Technology to any Third Party for the purposes of instigating or encouraging any licensing discussions nor offer to license the Other Technology to any Third Party, in each case prior to disclosing to Liverco at least [**] in advance (and in no less detail than it will disclose to any Third Party) the same other Technology.

Commercial Restrictions

6.5

The Parties acknowledge that the involvement of AN in Liverco is crucial and fundamental to Liverco’s business. Accordingly, in recognition of the foregoing UCLB hereby agrees and undertakes that for a period of [**] the Effective Date, and with respect to any liver directed gene therapy using any viral vector other than in the Excluded Field, UCLB shall procure that for so long as AN is employed by or holds any position or undertakes or supervises any research at UCL during such period, that:

6.5.1	AN shall not undertake any Commercial Research himself or through the AN Laboratory;

6.5.2	without Liverco’s prior written consent, neither AN or UCL shall accept or use any funding to enable AN to undertake any Commercial Research himself or through the AN Laboratory; and

6.5.3	without Liverco’s prior written consent, AN shall not participate in, contribute to or otherwise supervise any Commercial Research;

save that the foregoing shall not prevent AN from undertaking (i) that Commercial Research which is on-going as of the Effective Date in respect of which details have been disclosed to Liverco as outlined in Schedule 6, (ii) any Approved Activity (as such term is defined in the SSA); (iii) Commercial Research on behalf of Liverco; and (iv) Commercial Research (being limited to [**]) through the Haemostasis Group provided that it is not specifically directed to isolating, characterising and/or developing therapeutic products or therapies.

6.6

Should Liverco be sold (comprising the transfer of all shares in Liverco to a Third Party or the sale of all assets of the business of Liverco to a Third Party) and AN ceases to be employed or provide consultancy to Liverco (in the case of a share sale) or the Third Party acquirer (in the case of either a share sale or asset sale) then the restriction under Clause 6.5 shall terminate on the earlier of (i) [**] after the Effective Date; or (ii) [**] following the completion of the relevant sale.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

6.7

If UCLB wishes for one or more individuals working under the supervision of AN not to be considered to be members of the AN Laboratory (if, for example such individuals are visiting academics who are not employed by UCL and have no involvement in the Programs), UCLB shall notify Liverco of the names of such individuals, their proposed research and reasons why UCLB believes that such individuals should not be considered to be members of the AN Laboratory. Liverco shall within [**] of receiving the notification, and acting reasonably and in good faith, confirm to UCLB whether such individuals are deemed not to be members of the AN Laboratory. If Liverco fails to respond within [**] of receiving the notification from UCLB, the individuals in question shall, subject to Clause 6.8, be deemed not to be members of the AN Laboratory.

6.8

Where Liverco has in accordance to the provisions of Clause 6.7, confirmed to UCLB (or is deemed to have confirmed to UCLB) that one or more named individuals shall be deemed not to be members of the AN Laboratory, Liverco is entitled to revoke such confirmation (or deemed confirmation) by written notice to UCLB, provided Liverco has made such decision acting reasonably and in good faith.

6.9

Notwithstanding any restriction under this Clause 6, if Liverco elects not to develop and/or utilise a cell line capable of expressing recombinant [**] for humanitarian purposes to deliver recombinant [**] protein to developing countries, and AN wishes to do so, then AN shall have the right to work with a Third Party to develop and utilise such cell line provided that it is only used for delivering [**] protein to developing countries pursuant to a humanitarian purpose and policy and is done on a not-for-profit basis.

7.	MATERIALS TRANSFER AND ENABLEMENT OF THE LICENSED RIGHTS

7.1	From the Effective Date and thereafter until the [**] anniversary of the Effective Date:

7.1.1	UCLB shall procure the disclosure to Liverco by UCL, AN and the AN Laboratory of all Technology licensed hereunder in accordance with the timeline and practical disclosure steps set out in Schedule 5.

7.1.2

after compliance with, or to the extent that disclosure has not been complete under Clause 7.1.1 , in each case UCLB shall thereafter upon request and/or on its own accord, continue to disclose to Liverco, and procure the disclosure to Liverco by UCL, AN and the AN Laboratory, of any Technology not disclosed under Clause 7.1.1, and will also carry out further disclosure or procure further disclosure of the Technology by AN and/or the AN Laboratory promptly following Liverco’s request from time to time (and in any event, not later than [**] following Liverco’s request);

7.1.3	UCLB shall procure that each of UCL, AN and the AN Laboratory shall help facilitate any technology transfer or teach-in {including any demonstrations) concerning any of the Technology; and,

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

7.1.4

it being understood that such disclosure should be in the English language and should be disclosed in a structured and helpful manner to enable the proper understanding, benefit and access to the technology in respect of each Program and the Program IP.

7.2

Where the Technology referred to in Clause 7.1 above comprises Materials, UCLB shall procure the delivery of a reasonable quantity of samples of such Materials and UCL shall itself be entitled to retain a reasonable quantity of the Materials for the exercise of its Academic Rights subject to and in accordance with the provisions of Clause 4.

7.3

Where any materials which are not Program Materials have been used in connection with any of the Programs but are not Controlled by UCLB and so do not fall within the definition of Background Materials, UCLB shall (i) identify such materials in writing to Liverco; and (ii) use its reasonable endeavours to obtain consent from the relevant Third Party(ies) which Controls such materials, for the transfer of such materials to Liverco (and for the licensing of associated Intellectual Property) or otherwise assist Liverco in obtaining access to and the right to use such materials. Where UCLB uses its commercially reasonable efforts to obtain such consent from the Third Party(ies), it shall not be obliged to make any payment to such Third Party(ies). ln the event that payment is demanded by the relevant Third Party, UCLB shall notify Liverco of such demand and Liverco may, in its sole discretion, decide to make a payment to obtain consent. This Clause shall not apply in respect of materials that are “off the shelf’, such as reagents and other commercially available Third Party materials, save that UCLB shall identify any “off the shelf’ materials that are material to any of the Programs.

7.4	UCL shall retain ownership and possession of all Laboratory Notebooks and UCLB shall procure throughout the Term:

7.4.1

physical access for Liverco (including the right for Liverco to physically borrow from UCL’s possession and copy), upon reasonable notice by Liverco, of any Laboratory Notebooks in so far as they concern any of the Programs, Program IP, UCL Background IP or Manufacturing Know-How;

7.4.2	that all Laboratory Notebooks shall be kept reasonably safe and secure and protected from loss, damage or destruction in accordance with standard UCL process; and,

7.4.3	that the Laboratory Notebooks shall not be destroyed without UCLB first offering the same to Liverco.

7.5	UCLB shall CO·Operate and collaborate with Liverco to provide, and procure, guidance, information and know•how from time to time from AN and AN Laboratory about Program IP and the Technology.

7.6

UCLB shall not, and shall procure that UCL (including AN and the AN Laboratory) shall not. transfer, lend, supply or otherwise provide (i) any Laboratory Notebooks to any Third Party and/or (ii) any Program Materials to any Third Party except in the exercise of UCL’s Academic Rights subject to and in accordance with the provisions of Clause 4 and provided that those same Program Materials have been provided hereunder to Liverco.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

7.7	UCLB shall procure that UCL (including AN and those engaged in the AN Laboratory) shall:

7.7.1

keep the Program IP (subject to any disclosure in accordance with patent prosecution of the Licensed Patents) and Manufacturing Know-How confidential, such that any disclosure of the same to any Third Party in the course of Academic Research in accordance with Clause 4 or in the exercise of rights retained by UCLB in repect of the Manufacturing Know-How shall be subject to appropriate legally binding obligations of confidentiality;

7.7.2	not disclose the Program IP to any Third Party, other than as expressly permitted in the course of Academic Research pursuant to Clause 4;

7.7.3	shall not enable or assist any Third Party to Exploit any of the Program IP other than as expressly permitted in the course of Academic Research pursuant to Clause 4; and,

7.7.4

shall not enable or assist any Third Party to Exploit any of the UCL Background IP or Manufacturing Know-How within the Exclusive Field other than as expressly permitted in the course of Academic Research pursuant to Clause 4.

8.	OPTION TO ACQUIRE PROGRAM IP

8.1

At Liverco’s sole option, liverco may serve notice on UCLB to exercise, on a Product-byProduct basis, its right to acquire ownership of the relevant category of Licensed Patents, on the following basis:

Liverco option to require assignment (each an “Assignment Option”) is available upon the occurrence of each applicable circumstance (“Assignment Trigger”):	Liverco’s Assignment Option relates to the following Licensed Patents:
[**]	[**]

[**]	[**]

[**]	[**]

[**]	[**]

[**]	[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Liverco option to require assignment (each an “Assignment Option”) is available upon the occurrence of each applicable circumstance (“Assignment Trigger”):	Liverco’s Assignment Option relates to the following Licensed Patents:

[**]	[**]

[**]	[**]

[**]	[**]

Each of the foregoing Assignment Options is exercisable in writing each time the applicable Assignment Trigger occurs, and the exercise of one Assignment Option shall not extinguish the right to exercise the other Assignment Options.

8.2

Upon service of Liverco’s written notice in accordance with Clause 8.1, UCLB shall, subject to the remainder of this Clause 8, cause (and do and procure all things necessary to affect) the assignment of the relevant Licensed Patents which are the subject of the Assignment Option to Liverco, including the execution of an assignment document in accordance with this Clause (the “Assignment”). Liverco accepts that such assignment document shall include a provision under which Liverco shall only be entitled to assign any such Licensed Patents if the acquirer of the relevant Licensed Patent enters into a written undertaking with UCLB confirming to UCLB that the acquirer, its Affiliates (or any sub-licensee of the acquirer or its Affiliates) shall pay UCLB Royalties for sale of the Royalty Products pursuant to the provisions of Clauses 11, 12 and 13 and that UCLB shall be entitled to undertake Royalty audits of the acquirer on the same basis as set out in Clauses 13.9 and 13.10. UCLB shall as of the date of assignment of the relevant Licensed Patents warrant to Liverco that the relevant Licensed Patents are assigned free of encumbrances and with full title guarantee and UCLB’s liability with respect to such warranty shall be subject to the provisions of Clause 19.2.

8.3

The assignment of Licensed Patents pursuant to this Clause 8 shall not extinguish Liverco’s obligation to pay Royalties for sales of Royalty Products or other financial commitments under Clauses 11, 12 and 13 and, upon any such assignment, the Parties shall amend this Agreement to the extent required to reflect such assignment. However, UCLB may request (but Liverco shall not be obliged to action) that Liverco considers a royalty buy-out upon such assignment.

9.	DILIGENCE OBLIGATIONS

9.1

Subject to the remainder of this clause and compliance with Clause 2.6, Liverco shall use its commercially reasonable efforts to develop a Royalty Product one of each that is the subject of (i) [**]; (ii) [**]; (iii) the Fabry Licence; and [**]; in each case until such time as the applicable Licence is terminated. Additionally, where UCLB becomes entitled to exercise its right to

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

terminate the FIX Licence under clause 9.5 (following expiry of the relevant date) but UCLB does not exercise such right and its right to terminate expires, then Liverco shall, from that point in time and thereafter, use its commercially reasonable efforts to develop a Royalty Product that is the subject of the FIX Licence (until such time as the FIX Licence is terminated), it being acknowledged that failure by Liverco (or if applicable a Sub-Licensee) to have met the First Target Date or Second Target Date (or extended Second Target Date pursuant to Clause 9.3) shall not be deemed a breach of commercially reasonable efforts. No obligations under this clause 9.1 shall apply with respect to any FIX Product where UCLB did not have a right to terminate under clause 9.5 unless any of the circumstances in Clause 9.6 apply. With respect to Liverco’s obligations to use commercially reasonable efforts, it is acknowledged that Liverco shall at its sole discretion have the right to determine the prioritisation of development of Royalty Products and not be obliged to develop a Royalty Product under each and every Program Licence at all times during the relevant period. It is recognised that in complying with the above, (i) Liverco shall have the right to determine in its sole discretion the prioritisation, on a purely commercial basis, of the various Royalty Products for development, and that Liverco’s compliance with the foregoing shall be assessed on the basis of Liverco’s entire product development portfolio including the Royalty Products: and (ii) the performance of Liverco’s FIX Product in clinical trials will determine and influence the development of other Royalty Products, and (iii) until such time as a FIX Product has adequately advanced in clinical trials with robust data supporting a reasonable anticipation of that FIX Product achieving a Marketing Approval in Core Countries, Liverco is unlikely to have advanced the other Royalty Products.

9.2

Subject to clause 9.6, UCLB shall be entitled to terminate the FIX Licence if Liverco (or its Sub-Licensee) fails to [**] with respect to a FIX Product (such specific FIX Product being the “First Iteration”) and fails to notify UCLB accordingly in writing by [**] (“First Target Date”). Any termination by UCLB under this Clause 9.2 shall only be effective if UCLB provides written notice of termination to Liverco by no later than [**].

9.3

If Liverco (or its Sub-Licensee) anticipates that it will fail to meet the First Target Date and yet Liverco or its Sub-Licensee plans to continue development of the First Iteration, it shall notify UCLB no later than the First Target Date. UCLB may decide to waive its right to terminate the FIX Licence under Clause 9.2. in which case UCLB shalt be entitled to extend the Second Target Date (as defined below) to cover the anticipated period of delay and if it is to do so, it must notify Liverco of a new Second Target Date within [**] of notice from Liverco under this Clause 9.3.

9.4

If Liverco or its Sub-Licensee decides to abandon development of the First Iteration it shall notify UCLB by the First Target Date. UCLB may decide to waive its right to terminate the FIX Licence under Clause 9.2 in which case the Parties hereby acknowledge that Liverco’s obligations to develop a FIX Product that is not the First Iteration shall be subject to the diligence obi igations set out in Clause 9.1.

9.5

Subject to clause 9.6, if Liverco (or its Sub-Licensee) fails to commence a [**] respect of the First Iteration (“[**]”) [**] (“Second Target Date”), or by the extended Second Target Date (as notified by

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

UCLB pursuant to Clause 9.3) and fails to notify UCLB no later than the Second Target Date (or extended Second Target Date if applicable) that Liverco (or its Sub-Licensee) will not meet the Second Target Date (or extended Second Target Date if applicable) in relation the First Iteration, UCLB may terminate the FIX Licence by providing written notice of termination to Liverco by no later than [**] or where applicable, terminate the FIX Licence no later than [**] after expiry of the extended Second Target Date. The Parties hereby acknowledge that Liverco shall not be obliged to adhere to or comply with the diligence obligations set out in Clause 9.1 in respect of any FIX Product until such time that: (i) the Second Target Date or extended Second Target Date (if applicable) has passed; and (ii) UCLB had the right to terminate the FIX Licence but elected not to exercise such termination right and accordingly ceases to have a right to exercise its termination right in respect of the FIX Licence under, and in accordance with, this Clause 9.5.

9.6	In the event that any of the following circumstances arise:

9.6.1	AN has ceased to be CSO (as such terms is defined in the SSA) of Liverco;

9.6.2	AN is (i) an employee of Liverco, but has served notice of resignation notice or {ii) a consultant to Liverco, but has served notice to terminate his consultancy;

9.6.3	AN is an employee or consultant of Liverco, but under a termination notice served by Liverco;

9.6.4	AN is subject to any [**] initiated by Liverco which has concluded with [**];

9.6.5	there have been unexpected regulatory hurdles in relation to the [**] that Liverco has or is requrred to overcome;

9.6.6	there has been unexpected and/or unfavourable clinical data arising from the [**] referred to in Clause 9.2;

9.6.7

there is a requirement by the Regulatory Authorties or ethics committee for Liverco or its Sub-Licensee to conduct additional clinical study(ies) before commencing the [**] using the First Iteration; and/or

9.6.8

there are ongoing, or have been, material difficulties in procuring satisfactory manufacturing and/or delivery of [**] including, without limitation, capacity availability, quality issues, yield issues, specification or stability issues, the Parties agree that the provisions of Clauses 9.2 to 9.5 shall cease to apply and thereafter Liverco’s diligence obligations set be limited to those in Clause 9.1 from such point onward. Should AN be subject to a [**] initiated by Liverco until such proceeding is finally concluded (or withdrawn) Liverco’s diligence obligations under this Clause 9 and UCLB’s right to terminate any licences under this Clause 9 shall be suspended, any time limits or deadlines on Liverco’s diligence shall be automatically extended by the period of time commencing with written notice [**] that are the subject of [**] and ending upon the final determination of such procedure (or its withdraw).

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

9.7

It is acknowledged that Exploitation by Liverco’s Affiliates and/or Sub-Licensees of any Royalty Product shall, for the purposes of this Clause 9, be considered activities of Liverco for assessing its use of commercially reasonable efforts under Clause 9.1, meeting the deadlines in Clauses 9.2 and 9.3 and otherwise the compliance with Clause 9.

9.8

With effect from [**] Liverco (and, in respect [**] after the provisions of both Clauses 9.2 and 9.3 cease to apply), thereafter by 31 March of each year, Liverco shall provide UCLB with a written report that will include a summary of its development timelines and major development steps in relation to the Royalty Products that were taken in the previous [**] and will include development timelines, budget and major development steps that Liverco anticipates shall be undertaken with respect to the Royalty Products for the following [**]. In addition to the foregoing, UCLB shall be entitled, if reasonable, to request details of FTE resource allocation and CRO costs incurred by Liverco. The foregoing obligation shall cease to apply with effect from the [**] of the Effective Date.

9.9

The parties acknowledge that the provisions of this Clause 9.9 shall only apply to the FIX Licence following UCLB having a right to terminate under Clause 9.5 and such right to terminate ceasing to have effect, following which the obligations in Clause 9.1 apply to the FIX Product. Without prejudice to the termination rights granted to UCLB under Clauses 9.2 and 9.5, non-compliance with this Clause 9 shall not result in a right to terminate this Agreement or any financial or equitable remedy (including any remedy in damages), but UCLB’s sole remedy for non-compliance shall be limited to the right to terminate those specific Program Licences granted under this Agreement in accordance with Clause 9.10. It is acknowledged that notwithstanding any delay in development of one or more Royalty Products, a breach of this Clause 9 may be remedied by Liverco subsequently undertaking activities to commence development of the applicable Royalty Product following UCLB’s written notice referred to below and as such a delay in development timeline is not an un-remediable breach. Prior to exercising any right of termination UCLB shall first be obliged to provide Liverco with a written notice setting out the basis for its allegation of breach by Liverco under this Clause 9, which notice shall set out the deficiencies by Liverco and set out a series of reasonable activities UCLB consider sufficient to remedy the breach. For the avoidance of doubt, UCLB’s list of suggested activities shall not be a definitive or minimum list of what is required to remedy any breach. Upon Liverco’s receipt of such notice, the Parties shall, promptly, in good faith and acting reasonably, (i) discuss ways for liverco to remedy or undertake activities in compliance with the obligations under this Clause 9 and (ii) agree a reasonabte period of time within which Liverco will be required to undertake such activities. If the Parties fail to agree the period which Liverco has to undertake the activities, Liverco shall have [**] from the date Liverco or UCLB serves written notice stating in its view that an agreement under (li) cannot be reached to comply with its obligations under this Clause 9 for the Royalty Product(s) in respect of which the breach has occurred.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

9.10

Provided that Clause 9.9 has been complied with and the process set out therein followed, and provided that following [**] (or such other period agreed between the Parties) Liverco is still in breach of the same obligations under this Clause 9 in respect of the development of one or more Royalty Products that were the subject of the original breach notice under Clause 9.9, UCLB shall be entitled upon immediate written notice to terminate the Program Licence(s) granted, on a Program Licence by Program Licence basis, the Program Licence applicable to the Royalty Products where, in breach of its obligations hereunder in respect of such Royalty Products, Liverco has not met and has failed to remedy its diligence obligation under Clause 9.1 to develop such Royalty Products.

9.11

Upon termination of a Program Licence by UCLB pursuant to Clause 9.2, 9.5 or 9.10, UCLB shall have the option to negotiate with Liverco to agree terms for a licence to those applicable Liverco Improvements Controlled by Liverco which are free of restrictions and encumbrances and which specifically relate to the Product licensed under the Program Licence that has been terminated. The foregoing right of UCLB to negotiate with Liverco for the Liverco Improvements shall expire [**] following notice of termination served under Clause 9.8. This Clause 9.9 shall survive the termination of this Agreement [**] from the date of termination during which UCLB shall have a right to exercise its right under Clause 9.9.

9.12

Liverco shall, by written notice, promptly notify UCLB in the event that its Board takes any decision to permanently terminate development of Royalty Products under a particular Program Licence, whereupon Liverco shall have no further obligation to develop or Exploit any Royalty Product applicable to that Program Licence and the relevant Program Licence shall terminate as of the date of Liverco’s written notice and the relevant provisions of Clause 22 shall apply.

10.	UCLB MANAGEMENT FEE AND SHARES

10.1

Liverco shall, during the Term of this Agreement, make a maximum of four (4) annual payments to UCLB each of GBP £30,000, with each annual payment being made within [**] of receipt of a VAT invoice addressed to Liverco, the first of which shall be issued no earlier than the first anniversary of the Effective Date, and thereafter for the remaining three (3) annual payments they shall be issued on each subsequent anniversary of the Effective Date.

10.2	In consideration of UCLB entering into this Agreement, Liverco shall issue and allocate to UCLB 4,000,000 Ordinary Shares (as such terms is defined in the SSA) in Liverco.

11.	MILESTONE PAYMENTS

One-Off Success Milestone Payments

11.1

During the Term of this Agreement, upon the occurrence of any success milestone set out in the table below (each a “Success Milestone”) Liverco shall, in accordance with Clause 13, pay to UCLB a sum equal to the amounts set against that Success Milestone in the table below {each amount being a “Success Milestone Payment”).

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Success Milestone	Success Milestone Payment (GBP£)
[**] and: [**] [**] the [**]	[**] [**]

[**] of [**] and: [**] the [**] [**]	[**] [**]

[**] and: [**] [**]	[**] [**]

11.2	The payment of Success Milestone Payments under Clause 11.1 above is subject to the following:

11.2.1	a Success Milestone Payment shall not be payable in respect of any Royalty Products which are launched as a therapeutic product following the launch of the [**] Product;

11.2.2	the aggregate maximum payment under this Clause 11 shall never exceed GBP £3,500,000;

11.2.3	only one Success Milestone Payment shall be payable per Success Milestone; and,

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

11.2.4	in calculating Net Sales for the applicable Royalty Product the currency exchange mechanism set out in this Agreement to calculate the relevant Net Sales shall be applied.

12.	ROYALTIES

12.1

On a Program Licence-by-Program Licence basis, and in partial consideration of the grant of that particular Program Licence to Liverco, Liverco shall during the Royalty Term pay to UCLB a royalty on Net Sales of the applicable Royalty Product supplied by Liverco or its Sub-Licensees within the Territory, such royalty calculated as the percentage value of the Net Sales at the following rates subject to the terms and conditions of this Agreement, and in particular the remaining provisions of this Clause 12 (individually per Royalty Product a “Royalty” and collectively the “Royalties”):

	Royalty Product and Field	Royalty Rate
A	[**] a [**]	[**]

B	[**] the [**]	[**]

C	[**]	[**]

D	[**]	[**]

E	[**]	[**]

F	[**]	[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

	Royalty Product and Field	Royalty Rate
G	[**] more of [**]	[**]

H	[**]	[**]

I	[**]	[**]

J	[**]	[**]

K	[**]	[**]

L	[**]	[**]

12.2

In partial consideration of the grant of the FX Vector Licence to Liverco, Liverco shall throughout the Royalty Term pay to UCLB a royalty on net sales of FX Vector Products supplied by Liverco or its Sub-Licensees within the Territory, such royalty calculated as [**] of the net sales of such FX Vector Products subject to the terms and conditions of this Agreement, and in particular the remaining provisions of this Clause 12. For the purpose of this Clause 12.2, the term “net sales” shall have the equivalent meaning to that in Part A of Schedule 8 wherein reference to Royalty Product shall mean FX Vector Product. The royalties due pursuant to this Clause 12.2 shall be included within the definition of “Royalty” and “Royalties”. Following expiry of the [**] referred to above, the FX Vector Licence shall become irrevocable, perpetual, royalty free and fully paid up.

12.3

Subject to Clause 12.5 and row E of the table above (which is an additive royalty in respect of the Serotype IP), only one Royalty Rate shall be payable per Royalty Product and the Royalty payable on a Royalty Product shall be calculated only once and payable only once. [**]

12.4

The Royalty and/or Royalty Rate in respect of a Royalty Product and the Royalty for a FX Vector Product set out above shall be adjusted, as applicable, in accordance with the provisions of Clause 12.5 to 12.10, and the order of reduction or adjustment in the Royalty Rate or Royalty due shall be applied sequentially in the order of those remaining clauses.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Multiple Royalty Product Adjustments

12.5

If any Royalty Product falls within more than one of the Royalty categories set out in the table at Clause 12.1, the maximum Royalty payable for that particular product or therapy shall be calculated as a percentage of the Net Sales for such Royalty Product at a rate being the sum of the highest Royalty Rate of all the Royalty Rates payable pursuant to Clause 12.1 for such Royalty Product, plus [**] of the next highest Royalty Rate of the remaining Royalty Rates payable pursuant to Clause 12.1 for such Royalty Product, save that if the second highest applicable Royalty Rate category for a product or therapy is category E, such Royalty Rate under category E shall not be discounted [**] per cent but shall be additive [**]. In respect of Additional Royalty Products however, notwithstanding the foregoing, only the one highest Royalty Rate shall apply. No Royalty pursuant to Clause 12.1 shall be due on any [**] Product.

Royalty Rate Reductions

12.6

In respect of each Royalty Product and on a country-by-country basis, the Royalty Rate applicable to the Net Sales for such Royalty Product shall be reduced by the percentages set out in the table below where the applicable circumstance exists or does not exist, as the context requires. Furthermore, where a product or therapy falls within two or more definitions of a Royalty Product, then the following circumstances shall be assessed on an individual Royalty Product-by-Royalty Product basis (and hence separate Royalty Rate by Royalty Rate basis) such that the Royalty Rate in respect of the product or therapy falling within one Royalty Product definition may be adjusted differently to the Royalty Rate that would be applicable for such same product or therapy also falling within a second definition for another Royalty Product.

Circumstance in the country of sale in respect of the applicable Royalty Product	Percentage reduction to the Royalty Rate
(a) [**]	[**]

(b) [**] (a) [**]	[**] (provided that the actual Royalty Rate under this circumstance shall not fall [**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Circumstance in the country of sale in respect of the applicable Royalty Product	Percentage reduction to the Royalty Rate
(c) [**]	[**] (provided that the actual Royalty Rate under this circumstance shall not fall below [**]

(d) [**]	[**]

12.7

For the purposes of Clause 12.6, the “Know-How Period” means the period of time commencing with the date that a Marketing Approval has been granted to Liverco or its Sub-Licensee within the USA or any country within the European Union (whichever is the first) for the relevant Royalty Product and [**] thereafter.

Royalty Stacking

12.8

If Liverco, its Affiliates or any Sub-Licensees in-license or acquire rights under or otherwise purchase (i) any Patent Rights from any Third Party (including an obligation from such Third Party not to assert the Patent Rights in question); and/or, (ii) subject to Clause 12.9 any Patent Rights from UCLB; and/or (iii) [**] (or part thereof), and such Patent Rights, [**] (as reasonably assessed, based on such Patent Rights [**] being reasonably required) to Exploit any Royalty Product(s) and/or [**] in any way (“Third Party Access Rights”), to the extent Liverco, its Affiliates or its Sub-Licensees are required to pay any consideration, royalties, monies, milestones, or other fees under or in connection with such Third Party Access Rights applicable to any Royalty Product(s) and/or [**] Product(s) (“TP Fees”), such TP Fees (which shall be calculated as at the full rate prior to applying any stacking or deduction provisions under the agreement applicable to the Third Party Access Rights) shall be deductible from Royalties otherwise due on those Royalty Product(s) and/or [**] Product(s) subject to a maximum deduction [**] that would otherwise be payable were it not for this Clause (“Royalty Collar”). The determination as to whether an acquisition, licence or non-assert amounts to Third Party Access Rights shall be determined by Liverco’s intellectual property counsel and if UCLB disagree with that determination (which it must do within [**] of notification by Liverco) then the matter shall be referred for final determination, binding on Liverco and UCLB, to an independent intellectual property lawyer with Liverco and UCLB each bearing [**] of the costs of such instruction and determination. If by virtue of the capsid gene sequence utilised in a Royalty Product and/or [**] Product, such Royalty Product and/or [**] Product infringes or would infringe (in the absence of a licence) any Capsid Claims of any Patent Rights filed (as opposed to claiming priority) [**] of the First Serotype Patent Rights identified in Part A of Schedule 2 (“Vector Patents”), then any TP Fees payable shall be deductible [**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

their value after deduction of all other TP Fees and the Royalty Collar shall not apply. For the purpose of the preceding sentence, “Capsid Claim” means any claim of a Patent Right that claims or covers any capsid having at [**] to the capsid sequences identified in Schedule 12 of this Agreement. Any dispute concerning whether the foregoing provision concerning any Vector Patents applies to any product, will be determinated in accordance with the same procedure set out above to determine if Third Party Access Rights apply. For the avoidance of doubt, the Royalty Collar shall always apply, in all other circumstances.

12.9

If Liverco, its Affiliates or any Sub-Licensees in-license or acquire rights under any Patent Rights from UCLB that is (i) in the name of UCLB as of the Effective Date; and/or (ii) is filed by or on behalf of or at the direction of UCLB within [**] after the Effective Date in respect of any invention recorded in an invention disclosure form logged in UCLB’s database and categorised as “Biopharm” and with the status “being assessed” as of [**] to the Effective Date, then where such Patent Right is required to Exploit any Royalty Product(s) and/or [**] Product(s) in any way (as reasonably assessed, based on such rights blocking Exploitation), if Liverco, its Affiliates or any Sub-Licensees is required to pay any consideration, royalties, monies, milestones, or other fees under or in connection with such rights, the Royalty in respect of such Royalty Product(s) and/or [**] Product shall be reduced [**] For the avoidance of doubt, this Clause 12.9 shall not apply in respect of any sums paid by Liverco, its Affiliates or any Sub-Licensees in relation to the [**] where instead the provisions of Clause 12.8 shall apply.

HLP Promoter Licence

12.10

Where any product(s) triggers an HLP Royalty, and the same product(s) also triggers a Royalty under this Agreement, then the total value of Royalties due and payable hereunder for a particular Calendar Quarter shall be reduced [**] for such product(s) in same Calendar Quarter.

Diminished Royalty Product

12.11

If a Third Party (that is not authorised as a Sub-Licensee to Exploit a particular Royalty Product) commences Exploitation of any Competitive Product in a country within the Territory that infringes or otherwise misuses any of the Intellectual Property licensed hereunder (each an “Competing Entrant”), and UCLB and/or Liverco commence litigation against such Competing Entrant in respect of such Competitive Product, then in so far as any Royalties are due for sales of Royalty Product(s) in the country where litigation is ongoing and in respect of which the Competitive Product is competitive, such Royalties will be paid into escrow by Liverco pending resolution of such litigation. [**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

12.12	All interest earned on the sums paid into escrow pursuant to Clause 12.11 shall accrue to the benefit of the escrow account for distribution in accordance with Clause 12.11.

Royalty Term

12.13

The Royalty Term shall (i) in the case of Royalty Products commence on the Effective Date and shall, on a country-by-country basis and Royalty Product-by-Royalty Product basis, expire automatically upon there being a Royalty Expiry in a country in respect of a Royalty Product whereupon the rights and licences granted under this Agreement to Liverco in respect of such Royalty Product in such country (including any sub-licences granted by Liverco in respect thereof) shall become irrevocable, perpetual, royalty free and fully paid up; and, (ii) in the case of [**] Products commence on the Effective Date for shall expire automatically seven (7) years thereafter.

13.	REPORTING AND PAYMENT PROVISIONS

Payment Provisions for Milestone Payments

13.1	Milestone Payments shall all be made in accordance with the following procedure:

13.1.1

Liverco shall, within [**] of the occurrence of a Milestone notify UCLB of such occurrence and its notification shall include the information listed in Schedule 10 in so far as relevant to the calculation of the Milestone Payment;

13.1.2	UCLB shall send to Liverco a VAT invoice addressed to Liverco in respect of the applicable payment due under Clause 11;

13.1.3	Liverco shall pay such invoice within [**] of the date of receipt of the same by Liverco.

Payment Provisions for Royalties

13.2

With effect from the First Commercial Sale of the first Royalty Product and/or [**] Product to be sold and throughout the remainder of the applicable Royalty Term, Liverco shall provide UCLB with a written report showing the gross selling price of those Royalty Products and/or [**] Product sold by Liverco and its Sub-Licensees in the preceding Quarter together with the calculations of Net Sales (as applicable to Royalty Products and [**] Product), which report shall include the information listed in Schedule 10 to the extent relevant to the calculation of Net Sales.

13.3	Quarterly reports shall be due within [**] of the close of every Quarter. Liverco shall keep accurate records in sufficient detail to enable the Royalties payable hereunder to be determined.

13.4

After receipt of the Quarterly report referred to in Clause 13.3, UCLB shall send to Liverco a VAT invoice addressed to Liverco in respect of the applicable payment due under Clause 12 as indicated in the royalty report.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

13.5

Royalties shall be due and payable within [**] of the date such invoice is received by Liverco in accordance with Clause 13.4. Payments of Royalties due in whole or in part may be made in advance of such due date.

Late Payments

13.6

Any payment of any amount under this Agreement not received on the due date specified in accordance with this Clause 13 shall accrue interest thereafter on the sum due and owing from the date payment is due until the date payment is received at an annual interest rate equal to [**] over the base rate of the Bank of England in force from time to time.

Currency Conversion

13.7

All amounts payable pursuant to this Agreement shall be payable in Pounds Sterling by bank transfer to a bank account designated from time to time in writing by UCLB. In calculating Net Sales and Royalties under this Agreement, where receipts are received in a currency other than Pounds Sterling, such sums shall be calculated as Pounds sterling by converting such sums according to the spot rate for the Pound Sterling against the applicable currency as of midday on the day at the end of the applicable calendar Quarter, as such rate is advertised by the Financial Times in London.

Withholding

13.8

All amounts due under the Agreement shall be made after deduction of any withholding taxes, charges or other duties in the country of payment. Where any amount due to be paid under this Agreement is subject to any withholding or similar other tax, the Parties shall take reasonable steps to do such reasonable acts and things and sign such deeds and documents as reasonably appropriate to assist them to take advantage of any applicable double taxation agreements or other legislative provisions to reduce the rate of withholding or similar taxes with the object of paying the sums due under deduction of a reduced rate of withholding tax or on a gross basis. In the event there is no double taxation agreement or other legislative provision or the reduced rate of withholding tax under the relevant double taxation agreement is greater than zero per cent., Liverco (or its agent) shall promptly pay such withholding or similar tax by deducting the relevant amount from the payment due to UCLB, and send to UCLB proof of such withholding or similar tax in a form in accordance with the relevant taxation authority as evidence of such payments. Similarly, in so far as withholding or similar taxes are payable on sums ultimately due hereunder but are required to be made by Liverco’s Affiltates or Sub-Licensees, such withholding may be made and Liverco shall work with UCLB to obtain from Liverco’s Affiliates and Sub-Licensees proof that such withholding has been properly accounted for to the relevant tax authority and such documents as are reasonably necessary to allow UCLB to take advantage of any double taxation agreement, other legislative provision or reduced rate as may be available to it.

Royalty Audits

13.9	UCLB shall have the right to appoint, [**] on at least [**] prior written notice to Liverco, an independent certificated accountant reasonably acceptable to

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Liverco to undertake an audit of Liverco’s accounts and records relevant to the sales of Royalty Products and/or [**] Products and Net Sales to verify the accuracy of any payments due in respect of Royalties. UCLB shall ensure that any audit conducted pursuant to the HLP Promoter Licence shall be conducted at the same time as an audit under this Agreement, and vice versa, such that no more than one audit per [**] is conducted by UCLB under this Agreement and the HLP Promoter Licence. The independent certified accountant shall spend no more [**] at the premises of Liverco for the purpose of undertaking the audit. Thereafter, Liverco shall within [**] of receiving a written request from the independent accountant provide any additional information that is reasonable and reasonably requested for the purpose of assisting with the audit, provided that the foregoing obligation shall expire [**] after the audit. The independent auditor shall be required to enter into a confidentiality agreement on reasonable and standard terms with Liverco and shall not be entitled to disclose any confidential information of Liverco from the audit but shall be able to disclose whether or not Liverco is in compliance with its reporting obligations and the levels of Royalty declared and paid, and any discrepancy in the amount of Royalties declared as against those calculated to be due. To comply with its obligations under this Clause 13.9, Liverco shall include obligations in its sublicenses to obtain and make available to the auditor appropriate information from Sub-Licensees to enable the independent auditor to verify the accuracy of Royalties.

13.10

If, as a result of an audit being undertaken, any additional amount is found to be owed by Liverco to UCLB, such additional amount shall be paid within [**] after receipt of the accountant’s report, along with interest at the annual interest rate [**] over the Bank of England base rate from the date that such additional amount should have first been paid until paid in full. If the amount underreported as Royalties for the relevant periods that are the subject of the audit, are in excess [**] in the relevant audit, then Liverco shall in full and final settlement of any claim of breach reimburse UCLB for those reasonable and customary costs charged by the independent auditor for conducting such audit (upon production of accompanying receipted invoices in respect of the same). If the accountant determines that there has been an overpayment by Liverco, the amount of such overpayment shall be refunded to Liverco within [**] after receipt of the accountant’s report, or at Liverco’s discretion, set-off against a future payment of Royalties or Milestone Payments.

Fair Market Value

13.11

Any disagreement between the Parties as to the fair market value for the purpose of calculating any Net Sales pursuant to Part A of Schedule 8 of this Agreement shall be referred to an expert for resolution in accordance with the provisions of Part B of Schedule 8. The value of such Net Sales in dispute shall (i) not be included in the calculation of the percentage of underreported royalties referred to in Clause 13.10 for the purposes of determining responsibility for the auditor’s fees; and (ii) be excluded from any late payment charges or allegations of breach for non-payment until such time as the dispute is resolved, a value attributed and at least [**] has passed from such final determination. Notwithstanding the foregoing provision, if the expert determines that the fair market value is such that UCLB is entitled to additional sums, UCLB shall be

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

entitled to charge interest on any outstanding amount on a daily basis at a rate equivalent of [**] over the base rate of the Bank of England in force, such interest shall be payable from the date UCLB issues a notice disputing the fair market value until the date the UCLB receives such additional payment.

14.	BUY-OUT OPTION

14.1

On a Royalty Product by Royalty Product basis, once the aggregate Net Sales for a Royalty Product have exceeded [**] Liverco shall thereafter have a right, exercisable on written notice at any time, to negotiate with UCLB to buy out UCLB’s rights to Royalties and (if applicable) Milestone Payments on such Royalty Product (for each Royalty Product a “Buy-Out Option”). The reference to “buy out” in this Clause shall mean that UCLB shall cease to be entitled to Royalties or Milestone Payments in exchange for some other cash consideration.

14.2

Upon exercising the Buy-Out Option by way of Liverco serving a written notice on UCLB, the following shall apply until expiry [**] after the date Liverco’s notice is deemed served (unless extended by agreement between the Parties):

14.2.1

Liverco and UCLB shall promptly and actively negotiate throughout the [**] in good faith and acting reasonably, fair and reasonable terms for, and the, conclusive agreement upon which the buy-out may be exercised;

14.2.2

in so far as UCLB does not actively and properly participate in such negotiations or does not act reasonably or in good faith, an independent expert shall be appointed by Liverco following the [**] determine the valuation of the buy-out on applicable industry standards.

15.	INTELLECTUAL PROPERTY PROSECUTION AND MAINTENANCE

Ownership

15.1	Nothing in this Agreement shall assign or purport to assign any Intellectual Property rights owned by one Party to the other Party.

15.2

Subject to Liverco’s right to exercise its option to acquire certain of the Program IP, UCLB is and shall at all other times remain the sole and exclusive owner of all right, title and interest in and to any and all Program IP and [**] IP. UCLB shall not assign, mortgage, encumber or otherwise gift or provide an option over any of the Licensed Patents or Program IP or [**] without the prior written consent of Liverco.

15.3

Liverco is and shall at all times remain the sole and exclusive owner of all right, title and interest in and to any and all Intellectual Property that it owns or Controls (other than by virtue of the licences granted hereunder) as of or after the Effective Date.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Patent Prosecution

15.4	In respect of the Licensed Patents:

15.4.1	UCLB shall not Surrender any of them without the prior written consent of Liverco;

15.4.2

from the Effective Date and during the Term for so long as Liverco holds a licence to the same, subject to Clause 15.5 Liverco shall at its expense have the exclusive control and conduct of all on-going prosecution and maintenance steps in respect of the Licensed Patents (the “Responsible Patents”);

15.4.3

UCLB shall provide all reasonable or appropriate assistance and cooperation required by Liverco to enable Liverco to efficiently and effectively discharge the prosecution and maintenance of the Responsible Patents and in doing so, UCLB shall follow all directions and instructions of Liverco and do all things reasonably required by Liverco with respect to the Responsible Patents;

15.4.4

UCLB shall ensure that all documents and correspondence that it, or its agents or other licensees receive in connection with any of the Licensed Patents shall be promptly and in any event within [**] forwarded to Liverco;

15.4.5

UCLB shall instruct those professional advisors, patent agents and lawyers who act on behalf of UCLB in the prosecution of the Responsible Patents to cooperate with Liverco, accept instructions from Liverco as if they were direct from UCLB and provide all history on the prosecution of the Responsible Patents to Liverco;

15.4.6	Liverco shall be entitled, at its discretion and cost, to appoint alternative counsel to take over the prosecution of the Responsible Patents;

15.4.7

UCLB shall promptly notify Liverco of any threatened or actual claim of invalidity or revocation or opposition of any of the Licensed Patents and shall provide full details and all such information available to it regarding such threatened or actual claim. Liverco shall have the right (but not obligation) to control, direct any actions for invalidity, revocation or oppositions issued against the Responsible Patents. UCLB shall do (or not do) all such things as are reasonably directed by Liverco to enable Liverco to control, direct and conduct such proceedings, including allowing Liverco’s legal representatives to conduct such proceedings in UCLB’s name where required or beneficial provided that Liverco indemnifies UCLB and/or its Affiliates for any Third Party costs, damages, expenses or liability incurred by UCLB and/or its Affiliates as a direct result of UCLB and/or its Affiliates assisting Liverco to conduct such proceedings subject to Clause 15.11. Liverco shall pay UCLB for any reasonable (economy) travel and reasonable subsistence costs incurred by UCLB and/or its Affiliates as a result of assisting Liverco under this Clause 15.4.7;

15.4.8	UCLB shall provide assistance to and co-operate with Liverco in accordance with this Clause 15 without any further cost to Liverco, save that (i) if UCLB personnel

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

are required to participate in any opposition proceeding (or comparable proceeding before patent offices and courts) which requires full time involvement for more than [**] per annum per Program IP under any Program Licence, then for such excess co-operation beyond the [**] for that Program IP Liverco shall reimburse UCLB its reasonable costs, and (ii) this provision shall be without prejudice to the indemnity given in Clause 15.4.7; and,

15.4.9	any enforcement of the Licensed Patents shall be subject to Clause 16.

15.5	In respect of the Responsible Patents, Liverco shall:

15.5.1	subject to UCLB’s compliance with Clause 15.4, be responsible for the Patent Prosecution Costs for the Responsible Patents;

15.5.2

keep UCLB informed of developments in the preparation, filing, prosecution and maintenance of the Responsible Patents and shall provide UCLB with copies of all material correspondence to and from its patent attorneys or patent offices in relation to the Responsible Patents and shall provide UCLB reasonable notice of and the opportunity at its own cost to participate in any conference calls or meetings with Liverco’s patent attorneys in relation to the drafting, filing, prosecution and maintenance of the Responsible Patents;

15.5.3	consult with UCLB in connection with Liverco’s strategy for the prosecution and maintenance of the Responsible Patents;

15.5.4	take into account any reasonable comments and suggestions of UCLB in relation to the prosecution and maintenance of the Responsible Patents; and

15.5.5

notify UCLB in advance of any steps Liverco proposes be taken which would change the specification or reduce the scope of the claims of any Responsible Patent, and having done so shall take into account any reasonable comments and suggestions promptly proposed by UCLB in relation to such steps.

15.6

Liverco and UCLB shall, promptly after the Effective Date, and thereafter throughout the Term appoint a designated and named member of its respective personnel, experienced in and responsible for Intellectual Property matters, which person shall act as the liaison between Liverco and UCLB (and UCLB’s other licensees as necessary) with respect to the Licensed Patents and obligations thereto under this Agreement and shall make themselves available at reasonable times and on reasonable notice to address any matters concerning the Licensed Patents.

Validation and Maintenance

15.7	Liverco shall have the sole discretion to determine, on a reasonable basis and following its notification to UCLB, in which countries to maintain or Surrender the Responsible

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Patents. Notwithstanding the foregoing discretion, if Liverco wishes to Surrender any of the Responsible Patents in any of the Core Countries then the following shall apply:

15.7.1

prior to taking any steps to Surrender a Responsible Patent in a Core Country, Liverco shall first provide UCLB with at least [**] notice of its intention identifying the Responsible Patent and applicable Core Countries;

15.7.2

UCLB shall have a right of step-in (to be exercised within [**] of notice from Liverco under Clause 15.7.1) to take over such Responsible Patent in the applicable Core Country and if it exercises such right (i) UCLB shall thereafter be responsible for all costs and expenses associated with such Responsible Patent for that applicable Core Country; (ii) Liverco’s licence to that Responsible Patent for that applicable Core Country shall terminate; and (iii) UCLB and its licensees shall only have the right to undertake acts that would otherwise infringe that Responsible Patent in the applicable Core Country and shall ensure that any products manufactured in that Core Country under such Responsible Patent shall not be sold outside of that Core Country to the extent such restriction is permitted hereunder by law; and,

15.7.3

if UCLB does not exercise its step-in right in accordance with Clause 15.7.2, then Liverco shall be entitled without breach of this Agreement to Surrender such Responsible Patent in such Core Countries.

SPCs, Patent Notifications and Unitary Patent

15.8

Without the prior written consent of Liverco, UCLB shall not file any supplementary protection certificate or patent term extension right (“SPC”) under any Licensed Patents with respect to the issue of any Regulatory Approval (including any Marketing Approval) for any product. Upon Liverco’s request, UCLB shall file and, at Liverco’s direction, control and expense, prosecute an application for an SPC against any of the Licensed Patents with respect to any product.

15.9

Where any country in the Territory requires the holder of a Regulatory Approval with respect to a biological medicinal product to designate one or more Patent Rights as being Patent Rights that protect such medicinal product (including the purple book listing required by the FDA) (an “Purple Book Reference”), then Liverco shall have the sole right to specify which (if any) Patent Rights should be listed in such references and UCLB shall list any of the Licensed Patents if Liverco wishes to do so.

15.10

In respect of the Responsible Patents, Liverco shall have sole discretion to determine whether to opt in or opt out (and to opt in again) of the Unified Patent Court system and UCLB shall promptly do all things necessary and execute all documents required to give effect to such decision(s).

Indemnity Conditions

15.11	Liverco’s obligation to continue to indemnify UCLB pursuant to Clauses 15.4.7 and 16.2.2.2 is conditional upon:

15.11.1	UCLB taking those steps, doing those things or refraining from doing those things requested of it by Liverco for the duration of the indemnification;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

15.11.2	UCLB not making any admission or settlement (or taking steps to do so) concerning the proceedings without the prior written consent of Liverco;

15.11.3	Liverco having sole conduct of the applicable proceedings for the duration of the indemnification;

15.11.4

any damages, account of profits, financial remedy or costs recovered from Third Parties (whether in UCLB’s name or otherwise) in respect of the applicable proceedings being for the sole account of Liverco.

16.	INTELLECTUAL PROPERTY ENFORCEMENT

16.1

A Party shall notify the other of any information it has regarding any Third Party infringement of the Intellectual Property licensed under or pursuant to this Agreement in so far as such infringements are related to any products, services or processes.

16.2

In respect of any alleged, threatened or actual infringement of the Intellectual Property licensed or sub-licensed hereunder, but excluding the Promoter Patent Rights (“Enforcement Action”) the following, shall apply:

16.2.1

Liverco shall have the first right to determine whether or not it wishes to bring proceedings for the Enforcement Action and only if Liverco elects not to bring proceedings itself shall UCLB have the right to decide whether or not to bring proceedings for the Enforcement Action (but in doing so UCLB shall have regard to the advice and recommendations of Liverco);

16.2.2	where Liverco, in exercising its right under Clause 16.2.1, decides to enforce any of the licensed Patents or other Intellectual Property licensed hereunder, then:

16.2.2.1	at Liverco’s expense, Liverco shall have the right to control, direct and conduct such proceedings;

16.2.2.2

UCLB shall allow Liverco’s legal representatives to conduct any litigation in UCLB’s name (i) where required by law in the country of the Enforcement Action or (ii) to the extent beneficial to the enforcement or relief sought; and (iii) in doing so UCLB shall do (or not do) all such things as are directed by Liverco to enable Liverco to control, direct and conduct such proceedings provided that Liverco indemnifies UCLB and/or its Affiliates for any Third Party costs, damages, expenses or liability incurred by UCLB and/or its Affiliates directly as a result of assisting Liverco control, direct and conduct such proceedings subject to Clause 15.11 (it being acknowledged that UCLB shall have the right to be separately advised (but not represented before the proceedings) by its own counsel at UCLB’s own expense). Liverco shall pay UCLB’s and/or its Affiliates’ costs for any reasonable (economy) travel and reasonable subsistence costs incurred by UCLB and/or its Affiliates as a result of assisting Liverco under this Clause 16.2.2.2;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

16.2.2.3

UCLB shall use its reasonable endeavours to procure that UCL and AN shall do all such things as are reasonably directed by Liverco to assist or enable Liverco to control, direct and conduct such proceedings;

16.2.2.4

Liverco shall have the right to nominate, change or amend any Purple Book Reference and UCLB shall co-operate in such nomination, change or amendment to list any of the Licensed Patents if Liverco wishes to do so; and,

16.2.2.5

Liverco shall keep UCLB promptly and fully informed of any and all steps and events in any proceedings (including promptly responding to any requests for information and allowing UCLB to attend any meetings) and shall give due consideration to any reasonable comments and suggestions of UCLB with respect to such Enforcement Action;

16.2.3

UCLB shall keep Liverco promptly and fully informed of any and all steps and events in any proceedings (including promptly responding to any requests for information and allowing Liverco to attend any meetings) which are not being directed or controlled by Liverco relating to any of the Licensed Patents or other Intellectual Property licensed hereunder and shall give due consideration to any reasonable comments and suggestions of Liverco with respect to such action;

16.2.4

any recovery of damages or other financial remedy obtained in respect of the Enforcement Action shall, after deduction of all litigation costs (comprising attorney fees, expert fees, taxes, charges, disbursements, court fees and other costs incurred in connection with proceedings), be (i) in the case of an Enforcement Action in respect of a Competitive Product, after a bone fide reduction to reduce the award to exclude any aspect of such award being made for punative or triple damages, be treated as Net Sales, and (ii) in all other cases, including any portion of the award being made for punative or triple damages, be for the account of Liverco; and,

16.2.5

any defence of the validity of the licensed Patents, where validity is put in issue after commencement of proceedings for the Enforcement Action shall, notwithstanding the provisions of Clause 15, be subject to this Clause 16.

17.	CONFIDENTIALITY

17.1

The Parties acknowledge that in connection with this Agreement, either Party may disclose or may have disclosed itself or on its behalf (a “Disclosing Party”) to the other Party (each a “Recipient Party”) information belonging to such Party which information is marked or stated in writing to be “confidential” or “trade secret” information or where the circumstances of the disclosure and/or the nature of the information otherwise reasonably give notice of the confidential character of the information (“Confidential lnformation”). All such Confidential Information of a Disclosing Party shall, subject to Clause 17.3, be maintained in confidence by each Recipient Party and shall not be used

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

by the Recipient Party for any purpose except for its proper execution of its obligations under this Agreement and the Exploitation of any product or as otherwise expressly authorised (including, in respect of any confidential Know-How to the extent such Know-How is licensed to the Receiving Party) under this Agreement or to the extent otherwise agreed in writing by the Disclosing Party provided that the Recipient Party may disclose any Confidential Information disclosed to it by the Disclosing Party to the extent that such disclosure by the Recipient Party is:

17.1.1

to its employees, directors, consultants or sub-contractors but only on a “need to know’’ basis provided each such employee, director, consultant or sub-contractor is subject to obligations of confidentiality consistent with the obligations of confidentiality in this Clause 17;

17.1.2

to its sub-licensees in respect of confidential Know-How that is licensed to the Recipient Party, but only on a “need to know” basis provided each such sub-licensee is subject to obligations of confidentiality consistent with the obligations of confidentiality in this Clause 17;

17.1.3

to an Ethics Committee or Regulatory Authority in connection with any Ethics Committee Application or seeking or maintaining any Regulatory Approval for any product or therapy in accordance with this Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such Information;

17.1.4

on a “need to know” and confidential basis to its, or its Affiliates’, legal and financial advisors to the extent such disclosure is reasonably necessary in connection with such Party’s activities as expressly permitted by this Agreement or for the conduct of its, or such Affiliates’, business;

17.1.5

to a prospective acquirer or licensee and such Third Party’s employees, advisors and representatives in each case on a “need to know” confidential basis for the sole purpose of considering such transaction provided that such persons are under substantially similar obligations of confidentiality and non-use as the Recipient Party is pursuant to this Clause 17.

17.2

Throughout the Term of this Agreement and thereafter, each Recipient Party shall exercise a reasonable degree of care being at least the same degree of care as it uses to protect its own Confidential Information of similar nature to preserve the confidentiality of all Confidential Information of the Disclosing Party. Each Recipient Party shall safeguard Confidential Information against disclosure to third parties, including Affiliates, employees and persons working or consulting for such Party that do not have an established current need to know such Confidential Information for purposes in connection with this Agreement or to whom the Recipient Party is not entitled to disclose the same pursuant to this Clause 17.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

17.3	The obligation of confidentiality contained in this Clause 17 shall not apply to any part of any Confidential Information of the Disclosing Party:

17.3.1	that was in the possession of the Recipient Party, without any restriction on use or disclosure, prior to receipt from the Disclosing Party;

17.3.2	that was at the time of disclosure by or on behalf of the Disclosing Party, in the public domain by public use, publication or general knowledge;

17.3.3	that became general or public knowledge through no fault of a Recipient Party following disclosure hereunder;

17.3.4

that was properly obtained, without confidentiality or non-use restrictions, by the Recipient Party from a Third Party who was not under a confidentiality or non-use obligation to the Disclosing Party;

17.3.5	that was documented to have been independently developed by or on behalf of the Recipient Party without the assistance of the Confidential Information of the Disclosing Party.

17.4

The foregoing obligations of confidentiality and non-use shall not be breached by a Recipient Party disclosing Confidential Information of the Disclosing Party to the extent the same is required to be disclosed by order of any court, governmental authority, Regulatory Authority or other regulatory body (including any listing authority or financial regulator) provided, however, that the Recipient Party should give the Disclosing Party prior notice of any such disclosure so as to afford the Disclosing Party a reasonable opportunity to seek, at the expense of the Disclosing Party such protective orders or other relief as may be available in the circumstances.

17.5

Except for any press release agreed by the Parties, neither party shall during the Term, disclose any financial terms of this Agreement without the prior written consent of the other Party except for such disclosure as may be reasonably necessary to either Party’s bankers, investors, attorneys or other professional advisors or in connection with any actual or proposed merger, sale or acquisition or as may be required by law in the offering of securities or in securities or regulatory filings or otherwise.

17.6

The Parties acknowledge that confidential information may have been disclosed pursuant to the CDA to employees, partners and representatives of [**] who themselves may provide services or advice to or sit on the board of Liverco. UCLB hereby agrees that notwithstanding the terms of the CDA employees, partners and representatives of [**] who received confidential information from UCLB under the CDA shall be entitled to disclose the same to Liverco and its employees, directors, consultants or sub-contractors subject to the terms of this Clause 17.

18.	WARRANTIES AND COVENANTS

18.1

Liverco and UCLB each respectively represent and warrant to the other that each of the warranties at Part A of Schedule 9 in respect of itself, its Affiliates, its assets, its knowledge or its Intellectual Property is accurate as at the date of this Agreement.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

18.2

UCLB represents and warrants to Liverco that (i) except as disclosed in a Disclosure Letter dated as of the Effective Date, each of the warranties at (i) Part B of Schedule 9 is accurate at the Effective Date; and (ii) each of the warranties at Part C of Schedule 9 is accurate at the Amendment Date.

18.3

For warranties given by UCLB in respect of its knowledge or awareness, such knowledge or awareness shall be limited to the actual knowledge or awareness at the Effective Date (without having made any searches or enquiries, other than of UCLB’s Biopharm marked database) of the senior management team of UCLB (director status and above).

18.4

Save for the warranties and representations expressly set forth above by reference to Schedule 9, (i) the Parties exclude all other warranties and representations of any kind, whether express or implied in connection with this Agreement, save that the foregoing shall not exclude or limit any liability for fraud or fraudulent misrepresentation and (ii) without prejudice to the above, UCLB does not give any warranty, representation or undertaking:

18.4.1	as to the efficacy, usefulness, fitness for purpose, quality, safety or commercial or technical viability of the Technology and/or any Royalty Products;

18.4.2	that any of the Licensed Patents are or will be valid or will proceed to grant.

19.	LIMITATION OF LIABILITY

Special, Indirect and Other Losses

19.1

In no event shall any Party or any of their respective Affiliates be liable for breach of contract, statutory duty, negligence or in any other way for special, indirect, incidental, punitive or consequential damages or for any indirect economic loss or indirect loss of profits suffered by any other Party or their respective Affiliates.

No Exclusion

19.2

UCLB’s total aggregate liability to Liverco for any and all loss or damage suffered by Liverco as a result of breach of or otherwise in connection with this Agreement in respect to any and all claims arising under this Agreement shall be limited to [**] provided that in the event that any breach of warranty 1.1.5 and/or 1.1.6 of Schedule 9 gives rise to loss suffered by Liverco in excess of this cap, the cap shall be increased to the sum of [**] such that UCLB’s total aggregate liability for any and all claims arising under or in connection with this Agreement shall be limited to the sum of [**]

19.3

Nothing in this Agreement shall limit or be construed to limit in any way any liability a Party (or its respective Affiliates) may have to the other Party (or its Affiliates) under this Agreement in respect of (i) death or personal injury caused by that Party’s (or its respective Affiliates’) negligence; (ii) any fraud or fraudulent misrepresentation or (iii) any other liability which, by rule of law, may not be excluded or limited by contract between parties.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

20.	INDEMNITY AND INSURANCE

20.1

Subject to Clause 20.3, Liverco shall indemnify and hold harmless UCLB and/or its Affiliates and any officers, employees, contractors and/or consultants of UCLB and/or its Affiliates (each a “lndemnified Party” and together the “Indemnified Parties”), from and against any and all Third Party (excluding any of the Indemnified Parties) claims, proceedings, liabilities, damages and expenses (including, reasonable legal fees) arising from or in connection with Liverco’s and/or its Sub-Licensees’ exercise of any of the rights granted to Liverco hereunder. Each of the foregoing Third Party claims, proceedings, liabilities, damages and expenses (including, reasonable legal fees) being an “Indemnity Claim”. Notwithstanding the foregoing, if Liverco indemnifies any Indemnified Party under the terms of the [**] then Liverco shall not be obliged to indemnify such Indemnified Party for those same losses under this Agreement.

20.2	Liverco’s obligation to indemnify the Indemnified Parties in respect of an Indemnity Claim is dependent upon compliance with the following provisions:

20.2.1

promptly after receipt by an Indemnified Party of any claim or alleged claim or notice of the commencement of any action, administrative or legal proceeding, or investigation to which the indemnity provided for in Clause 20.1 may apply, UCLB or the Indemnified Party shall give written notice to Liverco of such fact and provide all information available to it and relevant to the Indemnity Claim to Liverco;

20.2.2

the Indemnified Party shall permit Liverco to have sole control, conduct, defence and settlement of the Indemnity Claim and shall not make any admission or reach any settlement with the Third Party other than at Liverco’s written direction or with Liverco’s prior written consent;

20.2.3

the Indemnified Party shall co-operate in good faith with Liverco in the conduct of any defence or settlement and shall provide reasonable assistance and do all things as may be reasonably required to enable any Indemnified Claim to be defended and shall provide promptly to Liverco (i) copies (or originals where available) of all correspondence and documents relevant to the Indemnified Claim; (ii) reasonable access to all personnel of the Indemnified Party (including its consultants) to assist with defence of the Indemnified Claim and (iii) all other information, documents or assistance as may be reasonably required;

20.2.4

Liverco shall have the right at its sole discretion to bring any counterclaim in the name of any Indemnified Parties provided it first notifies the applicable Indemnified Parties of its intention to bring such counterclaim;

20.2.5	Liverco shall have the right at its sole discretion to settle or compromise any Indemnity Claim except that Liverco shall not without the prior written consent of the Indemnified Party:

20.2.5.1	admit any liability on the part of any Indemnified Party; or,

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

20.2.5.2	in respect of any product liability claims the subject of the Indemnity Claim, not make any public statement that amounts to any admission of wrongdoing on the part of the Indemnified Party.

20.2.6	Should any damages, financial remedy, costs or other recovery be made in favour of the Indemnified Party or Liverco, such sums shall be for the sole account of Liverco.

20.3

Liverco shall consult with the Indemnified Party on the defence and/or settlement of any Indemnified Claim and in so far as is reasonable, Liverco shall consider any reasonable suggestions of the Indemnified Party in the conduct of the defence or settlement of the Indemnity Claim.

20.4

Should Liverco assume conduct of the defence, the Indemnified Party may retain separate legal advisers at its sole cost and expense, save that if Liverco denies the applicability of the indemnity or reserves its position in relation to the same, the indemnity in Clause 20.1 shall extend to the Indemnified Party’s costs and expenses so incurred if Liverco’s position is established to be substantively incorrect.

20.5

Upon termination or expiry of this Agreement, Liverco’s obligation to provide an indemnity to the Indemnified Parties pursuant to Clause 20.1 for any actions or proceedings shall expire [**] after the termination or expiry of the Agreement, save in respect of any [**]

20.6

Liverco shall maintain, at its own cost, comprehensive and customary insurance including product liability insurance in an amount and for a period sufficient to cover Liverco’s liabilities under this Agreement. Once per annum, Liverco shall upon UCLB’s request, provide UCLB with a copy of the latest certificate evidencing the coverage required hereby, and the amount thereof. Such insurance shall be with a reputable insurance company.

21.	TERMINATION

21.1

This Agreement shall take effect on the Effective Date and shall continue thereafter unless and until terminated in accordance with this Clause 21 or if earlier until such time as the Royalty Term in each country in the Territory has expired and no further Milestone Payments are due, in which case all Licences, the Manufacturing Licence and UCL Background Licence granted hereunder shall automatically convert to a perpetual, irrevocable, royalty free, fully paid up, assignable licence (the “Term”).

21.2	The Parties may, by mutual written agreement, agree that this Agreement be terminated in whole or on a Program Licence by Program Licence basis.

21.3

Liverco may terminate this Agreement upon thirty (30) days prior written notice to UCLB on a (i) Program Licence by Program Licence basis; or (ii) in respect of [**] Vector Licence; or (iii) in respect of all Licences.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

21.4

Either Party (a “Non-Defaulting Party”) may terminate this Agreement (without prejudice to its other rights and remedies) with immediate effect by written notice to the other Party (the “Defaulting Party”) if:

21.4.1

the Defaulting Party commits a material breach of its material obligations under this Agreement (it being acknowledged that UCLB may not terminate under this Clause for any breach of Clause 9) and, if the breach is capable of remedy, fails to remedy it during the longer period of (i) a hundred and eighty (180) days or (ii) such other period as the Parties may, acting in good faith having regard to the nature of the breach and the time required to remedy the same, agree in writing (the “Notice Period”), in each case starting on the date of receipt of notice from the Non-Defaulting Party which specifies the breach in reasonable detail and requires it to be remedied. If the Defaulting Party in good faith disputes that it has committed a material breach under this Agreement, or that it has not cured the claimed breach within the Notice Period, it may refer the matter to the dispute resolution procedure under Clause 30 provided that the termination shall not be effective until conclusion of all dispute resolution procedures pursued by any Party including any proceedings before a court to determine the validity of the termination notice; or

21.4.2	the Defaulting Party suffers an Insolvency Event.

21.5

Without prejudice to Clause 21.4, UCLB may (unless the non-payment is remedied in the 30 day period) terminate this Agreement upon thirty (30) days’ prior written notice if Liverco has not paid sums in [**] which are properly due under this Agreement, provided that the sums are not subject to a bona fide dispute between the Parties. In the event of a payment dispute:

21.5.1	each Party shall provide the other with written reasons as to why it believes any disputed sums are either not payable or payable (as applicable):

21.5.2	the Parties shall attempt to resolve the payment dispute by following the escalation process for dispute resolution set out in Clause 30.2; and

21.5.3

where the Parties are unable to resolve the payment dispute by way of the escalation process set out in Clause 30.2, the Parties shall seek to resolve the dispute by following the dispute resolution procedure set out in Clauses 30.3 and/or 30.9.

21.6

Following resolution of any payment dispute, Liverco shall pay UCLB any amount agreed or adjudged to be due, together with interest thereon, such interest shall be payable at a rate of [**] over the Bank of England base rate, for the period from when such amount was originally due until the date that UCLB receives the agreed or adjudged sums. If Liverco fails to pay UCLB the requisite payment within [**] of the date of receipt of invoice from UCLB requesting the agreed or adjudged sums, UCLB shall be entitled to terminate this Agreement with immediate effect by written notice at the end of the [**] period.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

21.7

If the disputed amount is a part of a larger payment, Liverco shall pay UCLB the non-disputed amount no later than [**] after receipt of the invoice from UCLB requesting the non-disputed amount, failing which UCLB shall be entitled to terminate the Agreement pursuant to the provisions of Clause 21.5.

21.8	The Parties shall continue to perform their obligations under this Agreement, notwithstanding any dispute between the Parties with respect to payment.

21.9

Save as provided under this Clause 21 (but without prejudice to UCLB’s rights of termination under Clause 9.10), the Parties shall have no other right to terminate this Agreement including under any right according to common law.

22.	CONSEQUENCES OF TERMINATION

22.1	Upon termination of a Program Licence under Clause 21, other than the Background Licence granted pursuant to Clause 2.1.2 and the Manufacturing Licence granted pursuant to Clause 2.2.2:

22.1.1	the applicable Program Licence shall automatically terminate; and,

22.1.2	Liverco shall cease to have rights under this Agreement under such Program Licence.

22.2	Upon termination of a Program Licence under Clause 9.10 or 9.12 other than the Background Licence granted pursuant to Clause 2.1.2 and the Manufacturing Licence granted pursuant to Clause 2.2.2:

22.2.1	the applicable Program Licence shall automatically terminate;

22.2.2	Liverco shall cease to have rights under this Agreement under such Program Licence; and

22.2.3	the provisions of Clause 9.11 shall apply.

22.3	Upon termination of this Agreement as a whole under Clause 21:

22.3.1	all Licences other than the Background Licence granted pursuant to Clause 2.1.2 and the Manufacturing Licence granted pursuant to Clause 2.2.2 shall automatically terminate;

22.3.3	Liverco shall cease to have rights under this Agreement in respect of the Program Licences;

22.3.4

Where termination is effected by UCLB for Liverco’s breach or by LiverCo being subject to an Insolvency Event, UCLB shall have the option to negotiate with Liverco to agree terms for the grant of a licence [**] specific to the Product that was the subject of the terminated Licences, such option and negotiation rights to expire [**] following notice of termination served under Clause 21.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

22.4	The termination of any Licence hereunder shall be without prejudice to the survival of any sub-licence novated to UCLB pursuant to the conditions under Clause 3.3.3.

22.5

Termination or expiry of this Agreement for whatever reason shall not affect the accrued rights (including those relating to any payments due or payable hereunder) of any Party arising under or out of this Agreement at the date of termination or expiry and all provisions which are expressed to survive this Agreement or continue after the Term and the provisions of Clauses 3.3.3, 15.11, 19, 20, 22, 27, 28 and 30 shall survive termination or expiry and remain in full force and effect

23.	FORCE MAJEURE

23.1

In this Agreement “force majeure” shall mean any cause preventing a Party from performing any or all of its obligations (other than an obligation to pay sums due) which arises from or is attributable to acts, events, omissions or accidents beyond the reasonable control of the Party so prevented including to the extent that these are beyond such control industrial disputes, nuclear accident or acts of God, war or terrorist activity, riot, civil commotion, malicious damage, accident, fire, flood, storm.

23.2

If a Party is prevented from performance of any of its obligations under this Agreement by force majeure, that Party shall as soon as reasonably possible serve notice in writing on the other Parties specifying the nature and extent of the circumstances giving rise to force majeure, and shall subject to service of such notice have no liability in respect of any delay in performance or any non-performance of any such obligation save for any payment obligation which shall continue in full force and effect (and the time for performance shall be extended accordingly) to the extent that the delay or non-performance is due to force majeure.

23.3

If a Party is prevented from performance of substantially all or all of its obligations by force majeure for a continuous period of more than [**] in total, the other Party may terminate this Agreement forthwith on service of written notice upon the Party so prevented, in which case the Parties shall not have any liability to the other except that rights and liabilities which accrued prior to such termination shall continue to subsist.

24.	FURTHER ASSURANCE

24.1	During the Term, UCLB shall at its own cost execute all such documents and do or cause to be done all such other things as Liverco may from time to time require in order to:

24.1.1	enable and provide Liverco with the benefit of the Licences granted to it hereunder; and,

24.1.2	otherwise to give full effect to this Agreement.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

24.2

During the Term UCLB shall comply with its obligations under Clauses 7.1 to 7.5 so it may facilitate Liverco using its commercially reasonable endeavours in accordance with its obligations under Clause 9.

24.3

Without limiting its obligations under Clause 24.1, UCLB shall complete (or procure the completion of) such documents and take such other steps as shall be necessary or desirable to enable Liverco to be recorded on any registry as the licensee of the Intellectual Property licensed to it hereunder.

24.4	UCLB shall procure the assistance of UCL and require UCL to do or refrain from doing things which would otherwise constitute a breach of the terms of this Agreement.

25.	PUBLICITY

25.1

Upon execution of this Agreement, UCLB shall not make any press release regarding this transaction or the Technology licensed hereunder other than with the prior agreement of Liverco after the first press release. [**] shall have sole discretion as to the timing and content of the initial press, provided that UCLB shall be consulted on the content of that press release. Thereafter, Liverco shall have the right to make such press releases as it deemed appropriate, but in doing so shall not make reference to UCLB or UCL in such press release that is not approved (such approval not to be unreasonably withheld or delayed) by UCLB (for itself and on behalf of UCL), unless the reference is in a sentence that has previously been approved by UCLB in which case Liverco may reproduce the same sentence without requiring further consent. Notwithstanding anything in this Agreement to the contrary, a Party shall not be prevented from complying with its statutory obligations to make public statements regarding this Agreement, its subject matter or developments under this Agreement pursuant to the rules of any stock market or other laws applicable to it.

25.2

In order to enable UCLB and UCL to monitor the benefit that they are providing, and to enable UCL to demonstrate the impact of its research activities, to society and the economy, as reasonably requested by UCLB, Liverco shall provide to UCLB non confidential information on how it has used the Technology and the societal and economic benefits generated therefrom.

25.3

Liverco acknowledges that UCLB and UCL shall be entitled to make use of any information received from Liverco (and the information contained therein) pursuant to Clause 25.2 in applications for research or other granted related funding and in submissions to Higher Education funding bodies such as HEFCE and/or HEIF (or any replacements for either of those entities) and like entities, and to use Liverco’s name in their general publicity materials subject to Liverco’s prior written approval.

26.	ASSIGNMENT

26.1

Save as provided in this Clause 26, neither Party shall without the prior written consent of the other Party assign any of its rights or obligations under this Agreement, or purport to do any of the same. Any purported assignment in breach of this Clause shall confer no rights on the purported assignee.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

26.2

Subject to Clause 26.3 and 26.4, Liverco shall be entitled to assign its rights together with its obligations under this Agreement to any Affiliate of Liverco or to any acquirer of all or substantially all of Liverco’s business provided that such assignee agrees in writing to be bound by all of the terms and conditions of this Agreement and provided also that the provisions of Clause 3.1 and 3.2 shall apply with respect to any proposed assignment as if it were a sub-licence. No assignment shall be valid or effective unless or until the assignee shall agree, in writing, to be bound by the provisions of this Agreement.

26.3

Without prejudice to UCLB’s right to terminate the Agreement pursuant to Clause 21.4.2 (where Liverco suffers an Insolvency Event), Liverco may grant security over or assign by way of security any of its rights and obligations under this Agreement provided that any such assignment shall comply with the provisions of Clause 26.2.

26.4

Liverco shall not be entitled to assign the Agreement during the grace periods [**] referred to in the definition of Insolvency Event and any assignment of the Agreement during this period shall not be valid or effective.

26.5	UCLB shall not assign any of the Technology to any Third Party nor grant any mortgage, charge or other encumbrance over the Technology.

27.	NOTICES

27.1

All notices required to be served by the Parties to this Agreement under the terms hereof shall be sufficiently served if dispatched by first class post or commercial courier to the addresses of each of the Parties set out below. All such notices shall be deemed received within [**] after such dispatch.

If to:

Liverco	c/o [**]

UCLB	The Network Building, 97 Tottenham Court Road, London, W1T 4TP

and any modification or amendment to such address must itself be notified in writing to the other Parties in accordance with the terms of this Clause.

28.	MISCELLANEOUS PROVISIONS

Entire Agreement

28.1

This Agreement and any variations, amendments or other modifications in relation to this Agreement constitutes the entire agreement between the Parties relating to its subject matter and save for the CDA supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the Programs, the Program IP, the Manufacturing Know-How and the UCL Background IP.

28.2	Each Party acknowledges that in entering into this Agreement it does not do so on the basis of and does not rely on any representation, warranty, or other provision except as

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

expressly provided in this Agreement and all conditions, warranties and other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law provided that nothing in this Clause should be construed as limiting or excluding liability for fraud.

28.3

Except as otherwise provided in this Agreement, the only remedy available to a Party for breach of this Agreement shall be for breach of contract under the terms of this Agreement and no Party shall be liable in tort or otherwise arising from such breach. The rights and remedies provided by this Agreement are cumulative and (except as otherwise provided in this Agreement) are not exclusive of any rights or remedies provided by law.

28.4	Nothing in this Clause 28 shall limit or exclude any liability for fraud or fraudulent misrepresentation.

Amendment and Waiver

28.5

Any agreement to amend, vary or modify the terms of this Agreement in any manner shall be valid only if the amendment, variation or modification is effected in writing and signed by duly authorised representatives of each of the Parties hereto.

28.6	No delay by any Party in enforcing any of the provisions of this Agreement shall be deemed a waiver of that Party’s right subsequently to enforce such provision.

Severability

28.7	If any term or provision of any part thereof contained herein shall be declared or become unenforceable invalid or illegal in any respect under the law of any relevant jurisdiction:

28.7.1

such term or provision or part thereof shall be deemed to have been severed from the remaining terms of this Agreement and the terms and conditions hereof shall remain in full force and effect as if this Agreement had been executed without the offending provision appearing herein; and

28.7.2	the Parties shall endeavour to agree an amendment which to the fullest extent possible will give lawful effect to their intentions as expressed in any term or provision severed under Clause 28.7.1

28.7.3

If any restriction in this Agreement is held by any court or other competent authority to be invalid or unenforceable, then the Party against whom such restriction was intended to apply agrees to be bound by a restriction the same as the terms of the most onerous restriction which the court or other competent authority would have allowed in place of the affected restriction.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Status of the Parties

28.7.4

Except as otherwise provided, each Party shall bear its own costs and expenses in connection with the preparation, negotiation, execution and performance of this Agreement and the documents referred to in it.

28.7.5

No Party is authorised to act as the agent of the other for any purpose whatsoever and no Party shall on behalf of the other(s) enter into, or make, or purport to enter into or make or represent that it has any authority to enter into or make any representation or warranty.

28.7.6

Nothing in this Agreement shall be deemed to constitute a partnership or joint venture company between any or all of the Parties and none of the Parties shall do or suffer to be done anything whereby it might be represented as a partner of the other Parties.

28.7.7

Each Party shall be directly responsible to the other Parties for all actions or omissions of its respective Affiliates, agents and sub-contractors relating to the subject matter of this Agreement and shall be responsible for and liable for the fulfilment and observance by itself and its Affiliates, agents and sub-contractors of the applicable obligations and restrictions on it and its Affiliates, agents and sub-contractors hereunder (or to be imposed on them pursuant to the terms hereunder).

28.7.8

A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a Third Party which exists or is available apart from that Act. Notwithstanding the above, (i) an Indemnified Party which is not a Party to this Agreement may enforce the provisions of Clause 20.1 where it has the benefit of the indemnity provided in Clause 20.1; and (ii) [**] and the Appointed Expert may enforce the provisions of Clause 3.2.3. The rights of the Parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any person that is not a Party to this Agreement, including any Indemnified Party or [**] or the Appointed Expert, provided that the Parties may not vary or waive the rights of [**] or the Appointed Expert under Clause 3.2.3 without their prior written consent.

29.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument, and shall not be effective until each of the Parties has executed at least one counterpart.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

30.	DISPUTE RESOLUTION, GOVERNING LAW AND JURISDICTION

30.1

All controversies or claims of whatever nature arising out of or relating in any manner whatsoever to this Agreement or any of the documents referred to in this Agreement, including but not limited to a controversy or claim involving the validity, enforceability, interpretation or construction of this Agreement or any of the documents referred to in this Agreement, shall be governed by and construed in all respects in accordance with the laws of England.

30.2

In the event of any dispute, difference or question arising in connection with this Agreement, either Party shall be entitled but not obliged to escalate the matter to the Parties’ Executive Officers by serving a written notice on the other Party’s Executive Officer, in which case the Parties’ Executive Officers shall make themselves available to discuss the dispute, difference or question, as the case may be (the “Unresolved Matter’’), and use good faith efforts to resolve such Unresolved Matter within the [**] following the delivery of such notice.

30.3

If the Parties agree to submit, they shall submit to non-binding mediation by a neutral mediator (with the understanding that the role of the mediator shall not be to render a decision but to assist the Parties in reaching a mutually acceptable resolution) who shall be accredited by the Centre of Dispute Resolution (“CEDR”) or otherwise appropriately qualified, and the mediation regarding the Unresolved Matter shall take place in London UK (or such other location as may be mutually agreed upon by the Parties). The mediator shall be chosen by agreement of the Parties, or if they are unable to agree on a mediator within [**] of a request from one Party to the other or if the agreed mediator is unable or unwilling to act, either Party may apply to CEDR to appoint a mediator.

30.4

Within [**] of the mediator being appointed, the Parties shall seek guidance from the mediator on a programme for the exchange of information and the structure to be adopted for negotiations. Either Party may request a preliminary meeting with the mediator for this purpose which shall be attended by both Parties.

30.5

Unless otherwise agreed, all negotiations concerning the dispute shall be conducted in confidence and shall be without prejudice to the rights of the parties in any future proceedings. The mediation is non-binding and Parties shall not be obliged to accept or follow any recommendation of the mediator.

30.6

If the Parties reach agreement on the resolution of the dispute, the agreement shall be reduced to writing and shall be binding on the Parties once it is signed by their duly authorised representatives.

30.7

If the Unresolved Matter is not resolved by mediation within [**] of appointment of the mediator, either Party may, subject to Clause 30.9, make any claim or application before the court as it sees fit.

30.8

Notwithstanding the provisions of Clause 30.2 or of Clause 30.3, subject to Clause 30.9, each Party shall be free to seek temporary injunctive relief in court as the situation may necessitate based upon any irreparable harm which may ensue.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

30.9

Each Party acknowledges and agrees that the courts of England shall have exclusive jurisdiction to resolve any controversy or claim of whatsoever nature arising out of or relating in any manner to this Agreement, any terms of this Agreement, or any breach of this Agreement or any such terms.

[Remainder of this page is intentionally blank]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorised officers to execute and acknowledge this Agreement as of the date first written above.

SIGNED by a director on behalf of	)	Signature
FREELINE THERAPEUTICS LIMITED	) )	Print Name

SIGNED by a director on behalf of	)	Signature
UCL BUSINESS PLC	) )	Print Name

I, Amit Nathwani, of [**] have read, understand and accept the provisions of this Agreement and how it relates to my research and the AN Laboratory.

Signed	Date:

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

SCHEDULE 1

The Programs

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

SCHEDULE 2

Program IP, Sequence Data, Constructs and Program Materials

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

SCHEDULE 3

UCL Background

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

SCHEDULE 4

Manufacturing Know-How

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

SCHEDULE 5

Disclosure Process

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

SCHEDULE 6

Part A: Existing Licenses

[**]

Part B: Commercial Agreements

None

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

SCHEDULE 7

Permitted Studies

This schedule is not applicable.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

SCHEDULE 8

Part A: Net Sales Definition

[**]

Part B: Expert Procedure

1.

Any dispute arising out of or in connection with Clause 13.11 of this Agreement and paragraphs 3, 4, 5, 6 or 7 of Part A of Schedule 8 to this Agreement and/or its performance shall be referred to an expert by either Party serving on the other Party notice (“Referral Notice”) that it wishes to refer the dispute to an expert. For the avoidance of doubt, no reference shall be made to the expert as to what product or therapy constitutes a Royalty Product and any dispute In that regard shall be determined in accordance with Clause 30.3 and/or Clause 30.9 of the Agreement. If either Party challenges whether a product or therapy constitutes a Combination Product that dispute shall be determined in accordance with Clause 30.3 and/or Clause 30.9 of the Agreement.

2.

The dispute shall be determined by a single independent impartial expert who shall be agreed between the Parties or, in the absence of agreement between the parties within [**] of the service of a Referral Notice, be appointed by the then President of the Institute of Chartered Accountants or any successor organisation thereto.

3.	The seat of the dispute resolution shall be the normal place of residence of the expert.

4.	The language of the dispute resolution shall be English.

5.

The expert shall not have power to alter, amend or add to the provisions of this Agreement, except that the expert shall have the power to decide all procedural matters relating to the dispute, and may call for a one day hearing if desirable and appropriate.

6.

The expert shall have the power to request copies of any documents in the possession and/or control of the parties which may be relevant to the dispute. The parties shall forthwith provide to the expert and the other party copies of any documents so requested by the expert.

7.	The expert shall decide the dispute as an expert and not as an arbitrator.

8.

The decision of the expert shall be final and binding upon both parties except in the case of manifest error. The parties hereby exclude any rights of application or appeal to any court, to the extent that they may validly so agree, and in particular in connection with any question of law arising in the course of the reference out of the award.

9.

The expert shall determine the proportions in which the parties shall pay the costs of the expert’s procedure. The expert shall have the authority to order that all or a part of the legal or other costs of a party shall be paid by the other party. UCLB’s liability in this regard shall not be subject to the cap on liability under Clause 19.

10.

All documents and information disclosed in the course of the expert proceedings and the decision and award of the expert shall be kept strictly confidential by the recipient and shall not be used by the recipient for any purpose except for the purposes of the proceedings and/or the enforcement of the expert’s decision and award.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Part C: Net Receipts Definition

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

SCHEDULE 9

Warranties and Covenants

Part A: Mutual Warranties & Representations

1.1	In respect of each Party making the warranty and representation:

1.1.1	it is a company duly organised, validly existing, and in good standing under the laws of England;

1.1.2

it has full corporate power and authority to execute, deliver, and perform this Agreement and has taken all corporate action required by law and its organisational documents to authorise the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

1.1.3

this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity);

1.1.4

the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby do not and shall not (i) conflict with or result in a breach of any provision of its organisational documents, (ii) result in a breach of any agreement to which it is a party; or (iii) violate any law.

Part B: UCLB Warranties & Covenants as of the Effective Date

2.	UCLB warrants and represents to Liverco that as of the Effective Date:

Material Information

1.1.1	the information set out in the Schedules as of the Effective Date is accurate and so far as UCLB is aware 1s materially complete;

1.1.2	all the information which is contained in the Disclosure Letter dated as of the Effective Date and the documents (if any) annexed to it is complete and accurate and not misleading;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

1.1.3	each statement of opinion or belief which is attributed in the Disclosure Letter dated as of the Effective Date is honestly held by the members of the UCLB senior management team;

1.1.4

each document if annexed to the Disclosure Letter dated as of the Effective Date is a complete and accurate copy of the original, and no such document has been amended (orally or in writing) or superseded;

Intellectual Property

1.1.5	it is the sole and exclusive owner, free of all encumbrances, of all right, title and interest in and to the Original Licensed Patents;

1.1.6	in respect of the Original Program IP, Manufacturing Know-How and, in so far as it existed at the Effective Date, the UCL Background IP, in each case it is either:

1.1.6.1	the sole and exclusive owner, free of all encumbrances, of all right, title and interest in and to such Intellectual Property; or

1.1.6.2	a licensee with the right to grant the licences granted herein on the terms granted herein in respect of such Intellectual Property;

1.1.7

it has not granted, or agreed to grant, any licences or entered into any agreements which may adversely affect or conflict with this Agreement and/or with any of the Original Licences granted hereunder and/or options to licences granted hereunder;

1.1.8

it has not granted, or agreed to grant, any assurance or waiver not to enforce in respect of any of the Intellectual Property exclusively licensed hereunder in so far as such consents, assurances or waivers would enable the Third Party to develop, free of infringement, any product or therapy that is Covered by or has been developed using or uses any of the Intellectual Property exclusively licensed hereunder;

1.1.9

there is no other Patent Right (beyond the Original Licensed Patents) owned by UCLB as at the Effective Date that is required for the use and practise of any of the Original Program IP, Manufacturing Know-How or, in so far as it existed at the Effective Date, the UCL Background lP, having regard to UCLB’s understanding of Liverco’s development plan for the period of [**] after the Effective Date:

1.1.10

as at the Effective Date no invention disclosure forms have been logged in UCLB’s database and categorised as “Biopharm’ and with the status “being assessed”, disclosing patentable inventions in respect of which (if patent applications were filed for such inventions within [**] of the Effective Date) to the best of UCLB’s knowledge and belief a licence would be required for the use and practise of any of the Original Program IP, Manufacturing Know-How or, in so far as it existed at the Effective Date, the UCL Background IP, having regard to UCLB’s understanding of Liverco’s development plan for the period of [**] after the Effective Date;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

1.1.11

it has provided Liverco with details of Third Party Patent Rights of which it is aware, and which to the best of its knowledge and belief not having (i) conducted any professional freedom to operate searches or (ii) sought advice from a qualified patent attorney or solicitor, may be relevant to the development of any Original Royalty Product on the basis of UCLB’s understanding of Liverco’s development plan for the period of [**] after the Effective Date;

1.1.12

it is not aware that the disclosure to Liverco of Know-How forming part of the Original Program IP, Manufacturing Know-How or, in so far as it existed at the Effective Date, the UCL Background IP will amount to a breach of any obligation of confidentiality owed by UCL, AN or UCLB to any Third Party;

1.1.13	it is not aware of any material breach by UCLB, UCL or AN of any Third Party contracts set out in Schedule 6;

1.1.14	it has not received any negative opinion from any patent office as to the validity of the Original Licensed Patents;

1.1.15

there is no on-going litigation to which UCL or UCLB is a party concerning any of the Original Program IP, Manufacturing Know-How or, in so far as it existed at the Effective Date, the UCL Background IP;

Clinical Studies

1.1.16	there has been no clinical use of any of the Materials existing as of the Effective Date;

Laboratory Work

1.1.17

None of [**] or [**] have, prior to the Effective Date, worked on any project under the supervision of AN related to any of the Exclusive Field and that the Haemostasis Group has not carried out any work in relation to the Original Programs;

1.1.18

Beyond the gene transcription promoter with the sequence set out in Schedule 2 (HLP2) and the HLP1 Promoter Sequence, neither AN nor the AN Laboratory have been working on a new gene transcription promoter for application with any AAV-directed gene therapy product.

Promoter Patent Rights

1.1.19

the inter-institutional agreement between UCLB and [**] dated [**] provided to Liverco concerning the Promoter Patent Rights along with its first amendment dated [**] is complete and has not been amended, superseded or otherwise varied, and that the agreement is in full force and subsisting, and UCLB has not received any written notice alleging breach or to terminate the same nor is it aware of any breach of the same.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Part C: UCLB Warranties & Covenants as of the Amendment Date

3.	UCLB warrants and represents to Liverco that as of the Amendment Date:

Material Information

1.1.1	the information set out in the Schedules with respect to the Additional Programs is accurate and so far as UCLB is aware is materially complete;

Intellectual Property

1.1.2	it is the sole and exclusive owner, free of all encumbrances, of all right, title and interest in and to the Additional Patent Rights and FX Vector IP;

1.1.3	in respect of the Additional Program IP and, in so far as it arose after the Effective Date, the UCL Background IP, in each case it is either:

1.1.3.1	the sole and exclusive owner, free of all encumbrances, of all right, title and interest in and to such Intellectual Property; or

1.1.3.2	a licensee with the right to grant the licences granted herein on the terms granted herein in respect of such Intellectual Property;

1.1.4

it has not granted, or agreed to grant, any licences or entered into any agreements which may adversely affect or conflict with any of the Additional Program Licences or FX Vector Licence granted hereunder;

1.1.5

it has not granted, or agreed to grant, any assurance or waiver not to enforce in respect of any of the Additional Program IP or FX Vector IP in so far as such consents, assurances or waivers would enable the Third Party to develop, free of infringement, any product or therapy that is Covered by or has been developed using or uses any of the Additional Program IP or FX Vector IP exclusively licensed hereunder;

1.1.6

there is no other Patent Right (beyond the Additional Patent Rights) owned by UCLB as at the Amendment Date that is required for the use and practise of any of the Additional Program IP or FX Vector IP or, in so far as it arose after the Effective Date, the UCL Background IP, having regard to UCLB’s understanding of Liverco’s development plan for the period of [**] after the Amendment Date;

1.1.7

as at the Amendment Date no invention disclosure forms have been logged in UCLB’s database and categorised as “Biopharm” and with the status “being assessed”, disclosing patentable inventions in respect of which (if patent applications were filed for such inventions within [**] of the Effective Date) to the best of UCLB’s knowledge and belief a licence would be required for the use and

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

practise of any of the Additional Program IP or FX Vector IP or, in so far as it arose after the Effective Date, the UCL Background IP, having regard to UCLB’s understanding of Liverco’s development plan for the period of [**] after the Amendment Date;

1.1.8

it has provided Liverco with details of Third Party Patent Rights of which it is aware, and which to the best of its knowledge and belief not having (i) conducted any professional freedom to operate searches or (ii) sought advice from a qualified patent attorney or solicitor, may be relevant to the development of any Additional Royalty Product on the basis of UCLB’s understanding of Liverco’s development plan for the period of [**] after the Amendment Date;

1.1.9

it is not aware that the disclosure to Liverco of Know-How forming part of the Additional Program IP or FX Vector IP or, in so far as it arose after the Effective Date, the UCL Background IP will amount to a breach of any obligation of confidentiality owed by UCL, AN or UCLB to any Third Party;

1.1.10	it has not received any negative opinion from any patent office as to the validity of the Additional Patent Rights;

1.1.11	there is no on-going litigation to which UCL or UCLB is a party concerning any of the Additional Program IP or FX Vector IP or, in so far as it arose after the Effective Date, the UCL Background IP;

Laboratory Work

1.1.12

None of [**] or [**] have, prior to the Effective Date, worked on any project under the supervision of AN related to the [**] Program and that the Haemostasis Group has not carried out any work in relation to the Additional Programs.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

SCHEDULE 10

Milestone and Royalty Statements

1.	ln respect of each country where Royalty Products were supplied during that Quarter:

2.1	the Net Sales of each type of Royalty Product supplied expressed both in local currency and in British pounds sterling together with conversion rates used;

2.2	the royalty rate applicable to each type of Royalty Product supplied in that country;

2.3	the calculation of the royalties payable in respect of each type of Royalty Product; and

2.4	the total amount of royalties payable in respect of that country;

2.	For the world as a whole:

1.	the total amount of royalties payable under Clause 12.1;

2.	the amount of any reduction or deduction made pursuant to Clauses 12.5 to 12.12, inclusive; and

3.	the amount of any withholding tax deducted pursuant to Clause 13.8.

3	In respect of any Royalty Products supplied to which the provisions of paragraph 3 of Part A of Schedule 8 are applicable:

3.1	the amount of each type of Royalty Product supplied; and

3.2	the actual price at which the Royalty Products were supplied and the nature and value of any other consideration provided for the Royalty Products.

4.	In respect of any Royalty Products supplied to which the provisions of paragraphs 4, 5, 6 or 7 of Part A of Schedule 8 are applicable:

4.1	the amount and description of any Combination Product or any packages of products or services supplied; and

4.2

the actual price at which the package of any Combination Product or any products or services were supplied and the proportion of the sales price attributed to the Royalty Product in the relevant supply contract.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

SCHEDULE 11

HLP1 Promoter Licence Term and [**] Toxicology and Study Data

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

SCHEDULE 12

Capsid Sequences

[**]